Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

CMS ENERGY CORPORATION,

ENERBANK USA

and

REGIONS BANK

June 7, 2021

i

ARTICLE V

BANK REPRESENTATIONS AND WARRANTIES

5.01	Organization, Standing and Authority	24
5.02	Capitalization	25
5.03	No Subsidiary	25
5.04	Authority; Enforceability	25
5.05	Consents; No Conflicts	26
5.06	Financial Statements	26
5.07	Absence of Undisclosed Material Liabilities	27
5.08	Absence of Certain Changes	27
5.09	Contracts	27
5.10	Property	29
5.11	Compliance with Laws	30
5.12	Derivative Instruments	31
5.13	Litigation	31
5.14	Employee Benefit Plans	31
5.15	Labor Matters	32
5.16	Taxes	33
5.17	Insurance	34
5.18	Intellectual Property; IT Assets; Privacy	34
5.19	Environmental Matters	36
5.20	Loans	36
5.21	Deposit Liabilities	37
5.22	Title and Sufficiency of Assets	37
5.23	Takeover Laws and Provisions	37
5.24	No Other Representations or Warranties	37

ARTICLE VI

PURCHASER REPRESENTATIONS AND WARRANTIES

6.01	Organization, Standing and Authority	38
6.02	Authority; Enforceability	39
6.03	Consents; No Conflicts	39
6.04	Regulatory Matters	40
6.05	Compliance with Applicable Law	40
6.06	Litigation	41
6.07	No Brokers	41
6.08	Availability of Funds; Solvency	41
6.09	Public Utility	42
6.10	No Other Representations or Warranties	42

ARTICLE VII

COVENANTS

7.01	Conduct of Business	43
7.02	Efforts	46
7.03	Press Releases	47
7.04	Access; Information.	48
7.05	Exclusivity	50
7.06	Notice of Changes	50
7.07	Confidentiality	51
7.08	Intercompany Agreements; Release of Guaranties and Certain Other Obligations	52
7.09	Employees and Employee Benefits	53
7.10	Further Assurances	55
7.11	Tax Matters	55
7.12	Intellectual Property; Seller Marks	60
7.13	Insurance	60
7.14	Compliance with WARN Act	60
7.15	Indemnification of Directors and Officers; D&O Insurance	60
7.16	Release	62

ARTICLE VIII

CLOSING CONDITIONS

8.01	Conditions to Each Party’s Obligations under this Agreement	62
8.02	Conditions to Obligations of Seller and Bank	63
8.03	Conditions to Obligation of Purchaser	63
8.04	Frustration of Closing Conditions	64

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.01	Survival	64
9.02	Indemnification by Seller	65
9.03	Indemnification by Purchaser	66
9.04	Indemnification Procedures	67
9.05	Mitigation	69
9.06	Damages Limitation	70
9.07	Termination of Indemnification; Exclusive Remedy	70

ARTICLE X

TERMINATION

10.01	Termination	70
10.02	Effect of Termination	72

ARTICLE XI

MISCELLANEOUS

11.01	Waiver; Amendment	72
11.02	Counterparts	72
11.03	Governing Law	72
11.04	Venue for Resolution of Disputes	72
11.05	WAIVER OF JURY TRIAL	73
11.06	Assignment	73
11.07	Expenses	73
11.08	Notices	74
11.09	Entire Understanding	75
11.10	Specific Performance	75
11.11	Severability	75
11.12	Parties in Interest	75
11.13	Payments	75
11.14	Privileged Communication; Privilege	76

EXHIBITS

Exhibit A – Accounting Guidelines

Exhibit B – Reference Statement

SCHEDULES

Bank and Seller Disclosure Schedules
Purchaser Disclosure Schedules

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated June 7, 2021 (this “Agreement”), is by and among CMS Energy Corporation, a Michigan corporation (“Seller”), EnerBank USA, a Utah corporation and an indirect, wholly owned subsidiary of Seller (“Bank”), and Regions Bank, an Alabama state-chartered bank (“Purchaser”).

RECITALS

WHEREAS, Seller directly holds all of the limited liability company interests of CMS Capital, L.L.C., a Michigan limited liability company and a wholly owned subsidiary of Seller (“Intermediate Holdco”);

WHEREAS, Intermediate Holdco directly holds all of the issued and outstanding shares of common stock (the “Shares”), par value $0.01 per share, of Bank (the “Bank Common Stock”);

WHEREAS, Seller, Bank and Purchaser desire that Bank merge with and into Purchaser on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller, Bank and Purchaser are in agreement as to the intended tax treatment of the transactions contemplated by this Agreement;

WHEREAS, the board of directors of Seller has approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and has authorized the execution, delivery and performance of this Agreement by Seller;

WHEREAS, the board of directors of Bank has approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and has authorized the execution, delivery and performance of this Agreement by Bank;

WHEREAS, Intermediate Holdco, as the sole shareholder of Bank, has approved this Agreement, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Purchaser has approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and has authorized the execution, delivery and performance of this Agreement by Purchaser; and

WHEREAS, Regions Financial Corporation, as the sole shareholder of Purchaser, has approved this Agreement, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01          Definitions. This Agreement uses the following definitions:

“Accounting Firm” means a nationally recognized firm of independent certified public accountants mutually agreed by Seller and Purchaser; provided that, if Seller and Purchaser cannot agree on such firm within twenty (20) days of the expiration of the Consultation Period, each of Seller and Purchaser shall (a) select one nationally recognized firm of independent certified public accountants (which may be the applicable Party’s existing accounting firm) and (b) cause such firm to select, jointly with the firm selected by such other applicable Party, a third nationally recognized firm of independent certified public accountants, which shall be the “Accounting Firm.”

“Accounting Guidelines” means the guidelines set forth on Exhibit A.

“Action” means any claim, litigation, proceeding (including any civil, criminal, administrative, or appellate proceeding), action, suit, arbitration, audit, investigation, hearing, or controversy commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to, directly or indirectly, direct the management and policies of such Person whether through the ownership of voting securities, designation of a majority of members to the board of directors or manager (or other similar governing body) of such Person, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. Prior to the Closing, Bank shall be considered an Affiliate of Seller, and, as of and after the Closing, Surviving Bank shall be considered an Affiliate of Purchaser.

“Agreed Tax Treatment” means the taxable transfer of all of Bank’s assets and liabilities to Purchaser, followed by Bank’s liquidation into Seller as the sole member of Intermediate Holdco and the regarded owner of Bank for U.S. federal income tax purposes.

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” means Bank’s annual budget for the fiscal year ended December 31, 2021, as set forth on Section 1.01(a) of the Bank and Seller Disclosure Schedules.

“Anti-Money Laundering Laws” has the meaning set forth in Section 5.11(b).

“Applicable Consumer Laws” means all applicable federal, state and local laws, including applicable statutes, rules, regulations and binding guidance of governmental bodies or regulatory agencies (including the Consumer Financial Protection Bureau) related to the making and servicing of consumer purpose loans or any activity related thereto, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Service Members Civil Relief Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Gramm-Leach-Bliley Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Telephone Consumer Protection Act, the Federal Trade Commission Credit Practices Rule, the Electronic Signatures in Global and National Commerce Act, unfair and deceptive acts and practices laws, home solicitation sales laws, and all other applicable federal, state and local laws.

“Asserted Liability” has the meaning set forth in Section 9.04(a).

“Audited Financial Statements” has the meaning set forth in Section 5.06(a).

“Bank” has the meaning set forth in the Preamble.

“Bank and Seller Disclosure Schedules” means the disclosure schedules delivered by Bank and Seller to Purchaser concurrently with the execution and delivery of this Agreement.

“Bank and Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.01 (Seller; Organization, Standing and Authority), 4.02 (Seller; Ownership of Shares), 4.03 (Seller; Authority; Enforceability), 4.04(b)(i) (Seller; No Conflicts with Organizational Documents), 4.06 (Seller; No Brokers), 5.01(a) (Bank; Organization), 5.02 (Bank; Capitalization), 5.04 (Bank; Authority; Enforceability) and 5.05(b)(i) (Bank; Conflicts with Organizational Documents).

“Bank Common Stock” has the meaning set forth in the Recitals.

“Bank Employee Plan” has the meaning set forth in Section 5.14(a).

“Bank Financial Statements” has the meaning set forth in Section 5.06(a).

“Bank Insurance Policy” has the meaning set forth in Section 5.17.

“Bank Intellectual Property” means all Intellectual Property owned or purported to be owned by Bank.

“Bank Releasee” has the meaning set forth in Section 7.16.

“Bank Remedial Action” has the meaning set forth in Section 7.02(d).

“Bank Severance Plan” means the Amended Separation Allowance Plan for Employees of the Bank and Seller, including other Subsidiaries of Seller, dated November 10, 2017.

“Base Balance Sheet” has the meaning set forth in the Accounting Guidelines.

“Base Stockholder’s Equity” has the meaning set forth in the Accounting Guidelines.

“Burdensome Condition” has the meaning set forth in Section 7.02(c).

“Business Day” means any day, other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed for business.

“Chosen Courts” has the meaning set forth in Section 11.04(a).

“Claim Notice” has the meaning set forth in Section 9.04(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Balance Sheet” means the unaudited consolidated balance sheet of Bank as of the Measurement Time, prepared in accordance with the Accounting Guidelines.

“Closing Stockholder’s Equity” has the meaning set forth in the Accounting Guidelines.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.07(a).

“Confidentiality Agreement” has the meaning set forth in Section 7.07(d).

“Consolidated Tax Returns” shall mean any Tax Returns with respect to Consolidated Taxes.

“Consolidated Taxes” shall mean all federal, state, provincial, local or foreign Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include Bank, on the one hand, and Seller or any of its Affiliates (other than Bank), on the other hand.

“Consultation Period” has the meaning set forth in Section 3.07(b).

“Contagion Event” means the outbreak and ongoing effects of any contagious disease, epidemic or pandemic (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof) or any worsening of such matters and any Laws related thereto.

“Continuing Employee” has the meaning set forth in Section 7.09(b).

“Contract” means any legally binding agreement, contract, subcontract lease, license, instrument, mortgage, commitment or arrangement.

“Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.

“De Minimis Amount” has the meaning set forth in Section 9.02(b).

“Deductible” has the meaning set forth in Section 9.02(b).

“Deposit Instrument Amount” means an amount equal to (a) the principal amount of the deposit liabilities of Bank, as of the Measurement Time, in respect of deposit instruments that both (i) have an initial minimum term of greater than six (6) months and (ii) were entered into between (but not including) the date hereof and the earlier of (x) the Measurement Time and (y) December 15, 2021, multiplied by (b) one-fourth of a percent (0.25%).

“Deposit Liabilities” means all of Bank’s liabilities to depositors relating to or arising out of all of the deposit accounts of Bank.

“Disclosing Party” has the meaning set forth in Section 7.07(a).

“Disputed Item” has the meaning set forth in Section 3.07(c).

“Effective Time” has the meaning set forth in Section 2.02.

“Enforceability Exceptions” has the meaning set forth in Section 4.03(b).

“Environmental Laws” has the meaning set forth in Section 5.19.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Bank as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 3.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.05(a).

“Estimated Closing Stockholder’s Equity” has the meaning set forth in Section 3.05(a).

“Estimated Deposit Instrument Amount” has the meaning set forth in Section 3.05(a).

“Estimated Purchase Price” has the meaning set forth in Section 3.05(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Balance Sheet” has the meaning set forth in Section 3.07(d).

“Final Closing Statement” has the meaning set forth in Section 3.07(d).

“Final Closing Stockholder’s Equity” has the meaning set forth in Section 3.07(d).

“Final Deposit Instrument Amount” has the meaning set forth in Section 3.07(d).

“Final Purchase Price” has the meaning set forth in Section 3.07(d).

“Final Transaction Expenses” has the meaning set forth in Section 3.07(d).

“Fraud” means actual and intentional common law fraud in a Party’s making any of its representations and warranties set forth Article IV, Article V or Article VI, as applicable, on the date hereof.

“Fundamental Representations” means, collectively, the Bank and Seller Fundamental Representations and the Purchaser Fundamental Representations.

“GAAP” means U.S. generally accepted accounting principles, consistently applied over the period presented.

“Governmental Authority” means any federal, state, local, provincial, territorial, municipal, foreign or supranational court, administrative agency or commission or other federal, state, local, foreign or supranational governmental, regulatory or administrative authority, entity or instrumentality, including self-regulatory organizations, agencies, boards, judicial or arbitral body, department or tribunal.

“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits, including any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including Transfer Taxes, and (b) multiple bases, including corporate franchise, doing business or occupation Taxes, if one or more of the bases upon which such Tax may be based upon, measured by or calculated with respect to, is described in the foregoing clause (a).

“Indemnified D&O” has the meaning set forth in Section 7.15(a).

“Indemnified Party” has the meaning set forth in Section 9.03(a).

“Indemnifying Party” means with respect to (i) a Purchaser Indemnified Party, Seller and (ii) a Seller Indemnified Party, Purchaser.

“Indemnity Cap” has the meaning set forth in Section 9.02(b).

“Initial Closing Date Balance Sheet” has the meaning set forth in Section 3.06(a).

“Initial Closing Statement” has the meaning set forth in Section 3.06(a).

“Initial Closing Stockholder’s Equity” has the meaning set forth in Section 3.06(a).

“Initial Deposit Instrument Amount” has the meaning set forth in Section 3.06(a).

“Initial Transaction Expenses” has the meaning set forth in Section 3.06(a).

“Intellectual Property” means all rights anywhere in the world in or to: (a) Trademarks; (b) patents; (c) copyrights (including copyrights in Software), published and unpublished works of authorship including Software, Internet websites, and web content, whether or not copyrightable, together with all common law rights and moral rights therein; (d) applications, registrations, renewals, reissues, continuations and extensions for any of the foregoing; (e) confidential or proprietary know-how, inventions, data, databases, processes, algorithms or other trade secrets (collectively, “Trade Secrets”); and (f) similar protectable rights recognized in any applicable jurisdiction.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Seller or any of its Affiliates (other than Bank) to Bank.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by Seller or any of its Affiliates (other than Bank) from Bank.

“Intermediate Holdco” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“IT Assets” means technology devices, computers, computer systems, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and all data stored therein or processed thereby and all associated documentation.

“Key Employee” means each employee of Bank set forth in Section 1.01(a) of the Purchaser Disclosure Schedules.

“Key Sponsor” means the Sponsors set forth in Section 1.01(b) of the Bank and Seller Disclosure Schedules.

“Key Sponsor Contract” has the meaning specified in Section 5.09(a)(vii).

“Knowledge” means with respect to (a) Seller or Bank, the actual knowledge of the individuals set forth in Section 1.01(c) of the Bank and Seller Disclosure Schedules, after reasonable inquiry of his or her direct reports, and (b) Purchaser, the actual knowledge of the individuals set forth in Section 1.01(b) of the Purchaser Disclosure Schedules, after reasonable inquiry of his or her direct reports.

“Law” means any applicable (a) federal, state, local, provincial, municipal or foreign law or (b) statute, code, ordinance, rule or regulation, judgments, writs and decrees, in each case, enacted, adopted, promulgated or issued by a Governmental Authority.

“Lien” means any lien, easement, charge, mortgage, pledge, security interest or other similar encumbrance, other than a Permitted Lien.

“Loan” means each loan agreement, note or other extension of credit or commitment to extend credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Bank, whether made by Bank or a lending partner that originates loans for Bank (“Originating Lenders”).

“Loan Buyer” means a Person that has purchased Loans from Bank since the Lookback Date.

“Loan Buyer Contract” has the meaning set forth in Section 5.09(a)(vii)

“Lookback Date” means January 1, 2019.

“Losses” assessments, levies, losses, liabilities, obligations, fines, penalties, payments, damages, costs, fees and expenses (including reasonable and out-of-pocket attorneys’, accountants’ and experts’ fees); provided, however, that “Losses” do not include, (a) punitive, exemplary, consequential or special damages, except to the extent actually paid to any Third Party, or (b) lost profits, opportunity costs, damages to business reputation, diminution in value or damages based upon a multiple of earnings, revenues or similar financial measure, except to the extent that such lost profits, opportunity costs, damages to business reputation, diminution in value or damages based upon a multiple of earnings was the reasonably foreseeable result of the event, matter and/or breach that gave rise thereto.

“Material Adverse Effect” means any event, change, occurrence, circumstance or effect that, individually or in the aggregate with any other event, change, occurrence, circumstance or effect, (a) has or would reasonably be expected to have a material adverse effect on the business, results of operation or financial condition of Bank; or (b) would prevent, materially impede or materially delay the consummation of the Merger; provided that, in determining whether a Material Adverse Effect has occurred with respect to the foregoing clause (a), there shall be excluded any event, change, occurrence, circumstance or effect to the extent attributable to, arising out of or resulting from (i) changes of any type in general economic conditions or in equity or debt market conditions, including trading levels and volatility in any capital market; (ii) changes in GAAP or applicable regulatory accounting requirements or authoritative interpretations thereof; (iii) changes in Law or the interpretation or enforcement thereof by any Governmental Authority; (iv) changes in economic, business, credit or financial conditions or trends generally affecting the banking and/or home improvement financing sectors in the United States and its territories generally, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, as well as changes to any previously applied asset marks resulting therefrom; (v) the announcement, pendency or performance of this Agreement, the Merger or the other transactions contemplated hereby or the identity of Purchaser (or its Affiliates) as the actual or potential acquirer of Bank, including any termination of, reduction in or similar negative impact on the relationships of Bank, contractual or otherwise, with its customers, suppliers, agents, service providers, Third Party administrators, contractors, partners or employees to the extent attributable to, arising out of or resulting from the identity of Purchaser (or its Affiliates) as the actual or potential acquirer of Bank; (vi) failure, in and of itself, of Bank to meet internal or published projections regarding budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations, for any period (but not including the underlying causes thereof, unless otherwise excluded from the definition of Material Adverse Effect); (vii) changes in national or international political or social conditions (including the outbreak or escalation of any war, military action, sabotage, cyberattack or acts of terrorism); (viii) actions or omissions, and the effects thereof, taken in connection with this Agreement (including pursuant to Section 7.02) to obtain any consent, approval, authorization or waiver under Law in connection with the Merger and the other transactions contemplated by this Agreement; (ix) actions, or effects of actions, taken by Seller, Bank or any of their Affiliates at the written direction of, or with the prior written consent of, Purchaser or its Affiliates; (x) any breach, violation or non-performance of any provision of this Agreement by Purchaser or any of its Affiliates; (xi) natural disasters, other acts of nature, Contagion Events or “acts of God”; or (xii) any action reasonably taken (or not taken) by Bank in good faith in response to Contagion Events; provided that, in the case of clauses (i), (ii), (iii), (iv), (vii), or (xi), only to the extent that such event, change, occurrence, circumstance or effect is disproportionally adverse to Bank as compared to other Persons operating in the home improvement financing industry, as applicable, then only the disproportionate effect of such event, change, occurrence, circumstance or effect will be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contract” has the meaning set forth in Section 5.09(a).

“Measurement Time” means 12:01 a.m., New York City time, on the Closing Date.

“Merger” has the meaning set forth in Section 2.01.

“Merger Certificates” has the meaning set forth in Section 2.02.

“Notice of Disagreement” has the meaning set forth in Section 3.07(a).

“Notice Period” has the meaning set forth in Section 9.04(b).

“Obligor” means, with respect to any Loan, the obligor on the related physical or electronic promissory note or other instrument evidencing such Loan.

“Open Source License” means any license or other right to use Software that (i) requires making available source code, (ii) prohibits or limits the ability to charge fees or other consideration, (iii) grants any license or other right to any Person to decompile or otherwise reverse-engineer such Software or (iv) requires the licensing of any such Software for the purpose of making derivative works. Open Source License includes the GNU General Public License, GNU Affero General Public License, and GNU Lesser General Public License.

“Order” means any order, ruling, subpoena, verdict, judgment, award, arbitration award, writ, decree, directive or injunction issued, promulgated or entered into by or with any Governmental Authority.

“Outside Date” has the meaning set forth in Section 10.01(b).

“Party” means each of Seller, Bank and Purchaser, and “Parties” means, collectively, Seller, Bank and Purchaser.

“Permits” means permits, licenses, authorizations, registrations, certificates, consents, exemptions or waivers and approvals of any Governmental Authority under Law.

“Permitted Liens” means, with respect to Bank, (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory liens arising or incurred in the ordinary course of business consistent with past practice; (b) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (c) non-exclusive licenses or similar rights with respect to Intellectual Property entered into the ordinary course of business consistent with past practice; (d) liens incurred or deposits made (i) to a Governmental Authority in connection with a Permit or (ii) in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects of title, easements, rights of way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the business of Bank; (f) zoning, building and other generally applicable land use restrictions; (g) gaps in the chain of title or other liens that are readily apparent from the records of Governmental Authority registries; and (h) liens granted to purchasers in connection with loan sales with respect to the loans sold.

“Person” means any individual, bank, savings association, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority, or other entity or organization.

“Personal Information” means (a) any information that identifies or could reasonably be used to identify an individual, device, browser or household or (b) otherwise qualifies as “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Laws relating to the collection, use, processing, retention, transfer, disclosure, deletion or protection of such information.

“Post-Closing Adjustment” has the meaning set forth in Section 3.08(b).

“Post-Closing Straddle Period” means any portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Straddle Period” means any portion of a Straddle Period ending at or prior to the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending at or prior to the Closing Date.

“Premium Cap” has the meaning set forth in Section 7.15(c).

“Privileged Communications” has the meaning set forth in Section 11.14(a).

“Public Transaction Disclosure” has the meaning set forth in Section 7.03(a).

“Purchase Price” has the meaning set forth in Section 3.02.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedules” means the disclosure schedules delivered by Purchaser to Seller and Bank concurrently with the execution and delivery of this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 6.01(a) (Organization), 6.02 (Authority; Enforceability), 6.03(b)(i) (No Conflicts; Organizational Documents) and 6.07 (No Brokers).

“Purchaser Return” has the meaning set forth in Section 7.11(a)(ii).

“Reference Statement” has the meaning set forth in Section 3.03.

“Reports” has the meaning set forth in Section 5.11(e).

“Representatives” means, with respect to any Person, such Person’s Affiliates, and its and their respective officers, directors, managers, employees, counsels, attorneys, accountants, consultants, advisors, agents and other representatives.

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.02(b).

“Review Period” has the meaning set forth in Section 3.06(d).

“Schedules” means, collectively, the Bank and Seller Disclosure Schedules and Purchaser Disclosure Schedules.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means, collectively, any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by a Person to the SEC pursuant to the Securities Act or the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act and any applicable federal and state securities Laws.

“Seller” has the meaning set forth in the Preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 7.09(e).

“Seller Parties” has the meaning set forth in Section 11.14.

“Seller Releasee” has the meaning set forth in Section 7.16.

“Seller Return” has the meaning set forth in Section 7.11(a)(i).

“Shares” has the meaning set forth in the Recitals.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Software” means any and all (a) computer programs, applications, middleware, firmware, microcode and other software, including all operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code (human readable format) or object code (machine readable format) or other form or format, including libraries, subroutines and other components thereof and including executables, libraries and other components thereof, and (b) documentation relating to the foregoing.

“Sponsor” means any Person who is a manufacturer, distributer, retailer, trade association, or franchisor that authorizes its network of retail sellers of home improvement products and/or services or dealers to participate in a loan program of Bank pursuant to a written program agreement between Bank and such Person.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any entity, any other entity as to which such first entity owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests. The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Surviving Bank” has the meaning set forth in Section 2.01.

“Tax” and “Taxes” means all taxes, assessments, charges, duties, levies or other similar charges, in each case, in the nature of a tax, including any federal, state, commonwealth, local, provincial, territorial, municipal and foreign taxes, however denominated, including income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, escheat, franchise, employment, capital, value added, goods and services, ad valorem, transfer, business, environmental, service, service use, payroll, unemployment, occupation, social security, stamp, customs, and all other taxes, fees, duties, assessments, deductions, withholdings or similar charges, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person and any Tax imposed by operation of law or as a successor or predecessor, together with any interest, penalties and additions to tax with respect thereto.

“Tax Contest” has the meaning set forth in the Section 7.11(d).

“Tax Returns” means all federal, state, local and foreign returns, forms and reports filed or required to be filed with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.

“Third Party” means any Person, other than Purchaser, Seller, Bank or any of their respective Affiliates.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” means trademarks, service marks, Internet domain names, logos, trade dress, design rights, corporate names, trade names, symbols, logos, and other similar identifiers of source or origin, in each case, whether or not registered, and any common law rights thereto, and all registrations and applications therefor, together with all goodwill associated therewith and symbolized thereby.

“Transaction Expenses” means all expenses incurred by Bank as of or immediately prior to, and not paid as of, the Closing (whether payable prior to, at or after the Closing), in each case, in connection with (a) the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, or (b) any other transaction that was contemplated by Bank as a strategic alternative to the Merger, including (i) all out-of-pocket costs and fees of and disbursements to financial advisors, attorneys, accountants and other advisors and service providers and (ii) all “single-trigger” transaction-related bonuses (excluding regular performance bonuses), change-in-control payments, severance payments, retention payments, or similar payments payable to employees of Bank upon consummation of the transactions contemplated by this Agreement, in each case, and not as result of any event, set of facts, occurrence, development or circumstance occurring following the Closing, including the employer-paid portions of applicable federal, state, local or foreign payroll or employment Taxes associated therewith. No fees, costs, expenses and other liabilities outstanding and unpaid at the Measurement Time that are set forth as a liability on the Estimated Closing Date Balance Sheet, Initial Closing Date Balance Sheet or Final Closing Date Balance Sheet shall be Transaction Expenses.

“Transaction Expenses Payment Instructions” has the meaning set forth in Section 3.05(a).

“Transfer Taxes” has the meaning set forth in Section 7.11(e).

“Unaudited Financial Statements” has the meaning set forth in Section 5.06.

“WARN Act” has the meaning set forth in Section 7.14.

1.02         Interpretation; Effect.

(a)            In this Agreement, except as the context may otherwise require, references to: (i) the Preamble, Recitals, Articles, Sections, Exhibits or Schedules refer to the Preamble, Exhibit or Schedule to, or a Recital, Articles or Section of, this Agreement; (ii) “transactions contemplated hereby” and “transactions contemplated by this Agreement” means the transactions provided for in this Agreement, including the Merger; (iii) any Contract (including this Agreement) shall include reference to all exhibits, schedules and other documents or agreements attached thereto (and hereto) and are to the Contract as amended, modified, supplemented or restated from time to time, to the extent permitted by the terms thereof, as such Contract existed at the applicable time; (iv) any Law refers to such Law as amended, modified, supplemented, including by succession or comparable successor Law, from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) as such Law existed at the applicable time and (v) any section of any Law includes any successor to such section as such section or successor existed at the applicable time; (vi) any Governmental Authority includes any successor to such Governmental Authority; (vii) terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (viii) any gender includes other genders; (ix) “dollars,” “cents” and “$” refers to U.S. Dollars and Cents; (x) the word “or” shall not be exclusive, unless the context otherwise requires.

(b)           Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise alter, modify or affect any of the provisions of this Agreement.

(e)            The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in the Schedules or Exhibits to this Agreement but not otherwise defined therein shall be defined as set forth in this Agreement.

(f)            This Agreement is the product of negotiation by the Parties, each having the assistance of sophisticated counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other Parties.

(g)           No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent that such action or omission would violate or conflict with Law. Notwithstanding anything herein to the contrary, nothing herein shall require any Person to (or to cause or direct any other Person to) disclose or share any confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2 and as identified in 12 C.F.R. § 309.5(g)(8) or Alabama state banking law) of a Governmental Authority the disclosure or sharing of which is prohibited by Law; provided that appropriate modified or substitute disclosures or actions shall be made or taken to the extent permitted by Law.

(h)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such.

(i)            Any documents, information and agreements that have been posted to and, as of the date hereof, remain available to Purchaser (or its Affiliates or its or their respective Representatives) in the electronic data room hosted by Datasite LLC established by or on behalf of Bank and Seller in connection with the transactions contemplated hereby shall be deemed to have been “delivered,” “furnished,” “provided,” or “made available” (or any phrase of similar import) to Purchaser by Bank and Seller.

ARTICLE II

THE MERGER

2.01         The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Closing, in accordance with the Laws of the State of Utah and Alabama, at the Effective Time, Bank will merge (the “Merger”) with and into Purchaser. Purchaser shall be the resulting bank (hereinafter sometimes referred to as the “Surviving Bank”) in the Merger and shall continue its existence under the Laws of Alabama, and the separate existence of Bank shall cease.

2.02         Effective Time. On the Closing Date, Purchaser and Bank shall cause the Merger to be consummated by executing, delivering and filing as appropriate an articles of merger with the Division of Corporations and Commercial Code in accordance with the relevant provisions of the Laws of the State of Utah (together, the “Merger Certificates”), and shall make such other filings or recordings as may otherwise be required by Law in connection with the Merger. The Merger shall become effective at the time and date of filing of, or at such other time and date specified in, the Merger Certificates (the “Effective Time”).

2.03         Closing. The closing of the Merger (the “Closing” and the date on which the Closing occurs, the “Closing Date”) shall take place at 10:00 a.m., New York City time, on the first Business Day of the calendar month immediately following the month in which each of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by Law, waived by the Party entitled to the benefits thereof in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of all such conditions by the Party entitled to the benefits thereof at the Closing), or at such other place, time and date as the Parties may mutually agree in writing, in each case, by electronic exchange of documents (by facsimile, “portable document format,” email or other form of electronic communication) all of which will be deemed to be originals.

2.04         Effects of the Merger. At the Effective Time, the Merger will have the effects set forth under the Laws of the State of Utah and the Laws of Alabama.

2.05         Name of Surviving Bank; Directors and Officers. The name of the Surviving Bank as of the Effective Time will be the name of Purchaser. The directors and officers of the Surviving Bank as of the Effective Time shall be the directors and officers of Purchaser immediately prior to the Effective Time.

2.06         Offices. The main office of the Surviving Bank shall be the existing main office of Purchaser immediately prior to the Effective Time. The established main office and branches of (a) Purchaser immediately prior to the Merger shall continue as the established main office and branches of the Surviving Bank and (b) Bank immediately prior to the Merger shall become branches of the Surviving Bank.

2.07         Charter and Bylaws of the Surviving Bank. The charter and the bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the charter and the bylaws of the Surviving Bank, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

EFFECT ON STOCK; PURCHASE PRICE

3.01         Effect on Stock.

(a)            At the Effective Time, as a result of the Merger and without any action on the part of Bank, Seller or Purchaser, the Shares to be canceled pursuant to Section 3.01(b) shall be automatically canceled and converted into the right to receive, in accordance with and subject to the terms and conditions of this Agreement, the Purchase Price.

(b)           At the Effective Time, as a result of the Merger and without any action on the part of Bank, Seller or Purchaser, (i) each share of Bank Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist, (ii) Intermediate Holdco, as the sole shareholder of Bank as of immediately prior to the Effective Time, will cease to be, and will have no rights as, the sole shareholder of Bank, and (iii) book-entry notations that represented the shares of Bank Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive the applicable portion of the Purchase Price.

3.02         Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount in cash equal to:

(a)            $960,000,000.00;

(b)           plus the amount by which Closing Stockholder’s Equity exceeds Base Stockholder’s Equity (or minus the amount by which Base Stockholder’s Equity exceeds Closing Stockholder’s Equity);

(c)            minus, without duplication, the amount of the Transaction Expenses, as finally determined pursuant to this Article III;

(d)            minus the Deposit Instrument Amount, as finally determined pursuant to this Article III.

3.03         Reference Statement. Exhibit B sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by Bank and Seller in cooperation with Purchaser, on the same basis as is required for the Estimated Closing Statement and the Initial Closing Statement, setting forth (i) an estimated illustrative consolidated balance sheet of Bank as of the date set forth therein, prepared in accordance with the Accounting Guidelines, (ii) a schedule setting forth in good faith the calculation of Bank’s stockholder’s equity, as of the date set forth therein and based on such illustrative balance sheet, (iii) a good faith illustrative calculation of Estimated Transaction Expenses, as of the date set forth therein, and (iv) a good faith illustrative calculation of the Purchase Price, including reasonable detail of the material line items required to calculate the foregoing.

3.04         Closing Deliverables. At the Closing:

(a)            Purchaser will deliver, or cause to be delivered, to Bank and Seller:

(i)            the Estimated Purchase Price, as set forth on the Estimated Closing Statement delivered pursuant to Section 3.05(a) (to an account designated by Seller in writing at least two (2) Business Days prior to the Closing);

(ii)           a cross-receipt for the Shares delivered at the Closing in accordance with Section 3.04(c)(i) duly executed by Purchaser; and

(iii)          the certificate referred to in Section 8.02(c).

(b)            Purchaser shall pay all of the Transaction Expenses identified by, and in accordance with, the Transaction Expenses Payment Instructions.

(c)            Seller and Bank will deliver, or cause to be delivered, to Purchaser:

(i)            one or more book-entry notations for the Shares duly endorsed;

(ii)           the certificate referred to in Section 8.03(c); and

(iii)          IRS Form W-9 from Seller.

3.05         Estimated Closing Statement.

(a)            Seller shall prepare and deliver (or cause to be prepared and delivered) to Purchaser, at least three (3) Business Days prior to the Closing Date, a statement setting forth (x) Seller’s good faith estimate of (i) the Closing Date Balance Sheet (the “Estimated Closing Date Balance Sheet”) and, based on the Estimated Closing Date Balance Sheet, a schedule setting forth Seller’s calculation of the Closing Stockholder’s Equity (the “Estimated Closing Stockholder’s Equity”), (iii) the Transaction Expenses (the “Estimated Transaction Expenses”) and, accordingly, (iv) the Deposit Instrument Amount (the “Estimated Deposit Instrument Amount”) and (v) the Purchase Price (the “Estimated Purchase Price”) (including all line items required to calculate the foregoing) (collectively, the “Estimated Closing Statement”), in each case measured as of the Measurement Time (other than Transaction Expenses, which shall be measured as of immediately prior to or at the Closing) and (y) a payment schedule setting forth the Person(s) to whom such Transaction Expenses are due and the applicable amount due to such Person(s) together with payment instructions for the payment of such Transaction Expenses (the “Transaction Expenses Payment Instructions”).

(b)           The Estimated Closing Statement will be prepared in accordance with the definitions set forth herein and, in the case of the Estimated Closing Date Balance Sheet, the Estimated Closing Stockholder’s Equity, Estimated Transaction Expenses and Estimated Deposit Instrument Amount, the Accounting Guidelines. Purchaser shall be afforded the opportunity to review the Estimated Closing Statement, and Seller and Bank shall consider in good faith any written comments from Purchaser on the Estimated Closing Statement.

3.06         Closing Statement.

(a)           As soon as reasonably practicable following the Closing Date (and, in any event, not later than sixty (60) days following the Closing Date), Purchaser shall prepare and deliver to Seller (i) the Closing Date Balance Sheet (the “Initial Closing Date Balance Sheet”) (ii), based on the Initial Closing Date Balance Sheet, a schedule setting forth Purchaser’s calculation of the Closing Stockholder’s Equity (the “Initial Closing Stockholder’s Equity”), (iii) a statement prepared in good faith showing the Transaction Expenses (the “Initial Transaction Expenses”), (iv) the Deposit Instrument Amount (the “Initial Deposit Instrument Amount”), and accordingly, (v) the Purchase Price (including all line items required to calculate the foregoing) (collectively, the “Initial Closing Statement”), in each case measured as of the Measurement Time (other than Transaction Expenses, which shall be measured as of immediately prior to or at the Closing).

(b)           The Initial Closing Statement shall be prepared in accordance with the definitions set forth in herein and, in the case of the Initial Closing Date Balance Sheet, Initial Closing Stockholder’s Equity, Initial Transaction Expenses and Initial Deposit Instrument Amount, the Accounting Guidelines. If Purchaser fails to deliver an Initial Closing Statement within the time period contemplated by Section 3.06(a), then, at the election of Seller (in its sole discretion), either (i) the Estimated Closing Statement shall be final and binding on all Parties or (ii) within twenty (20) days following the expiration of the time period provided in Section 3.06(a), Seller shall retain (at the sole option of Seller) a nationally recognized firm of independent certified public accountants to provide an audit or other review of the Estimated Closing Statement and make any adjustments necessary thereto consistent with the provisions of this Section 3.06, and the resulting calculation shall be final and binding on all Parties in accordance with Section 3.08(a) (absent manifest or mathematical error).

(c)           The Parties acknowledge that the Estimated Closing Statement delivered by Seller to Purchaser pursuant to Section 3.05(a) will be prepared and delivered prior to the Closing Date and, therefore, the amounts set forth therein are good faith estimates and may be different than the actual amount of such items as of the Measurement Time. Accordingly, this Section 3.06 and Section 3.07 set forth the process by which the amounts set forth in the Estimated Closing Statement may be adjusted; provided that, in order to ensure that the adjustment of any such amount set forth in the Estimated Closing Statement reflects an adjustment only between the estimate thereof and the actual amount thereof, each component thereof shall be finally and solely determined consistent with the definitions set forth in herein and, in the case of the Closing Date Balance Sheet, the Closing Stockholder’s Equity, the Transaction Expenses and the Deposit Instrument Amount, in a manner consistent with the Accounting Guidelines (i.e., no accounting methods, policies, principles, practices, procedures, classifications, judgments or estimation methodologies inconsistent with the Accounting Guidelines) may be used by Seller or Purchaser (or, if applicable, the Accounting Firm) in calculating any such items, as the sole purpose of the adjustment contemplated by this Section 3.06 and Section 3.07 is to measure the difference, if any, between the estimate of an amount of an item set forth in the Estimated Closing Statement and the actual amount of such item as of the Measurement Time.

(d)           During the thirty (30) day period immediately following Seller’s receipt of the Initial Closing Statement (the “Review Period”), Purchaser shall provide Seller and its Representatives with reasonable access and at reasonable times to (i) Purchaser’s and its Affiliates’ books, records and workpapers relating to the Initial Closing Statement and calculations contained therein and (ii) the employees of Purchaser and its Affiliates (and its and their Representatives) who assisted in the preparation of the Initial Closing Statement, in each case, subject to the provisions in Sections 7.04(c) and 7.07(a) and the execution of any customary documentation reasonably requested by the external accountants of Purchaser in connection therewith relating to such access to work papers. Purchaser agrees that, following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 3.08(a), Purchaser will (and will cause its Affiliates and Representatives to) maintain records in at least (x) a reasonable manner and (y) a manner consistent with the past practice of Purchaser and its Affiliates prior to the Closing.

3.07         Reconciliation of Estimated Closing Statement.

(a)            Seller shall notify Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if Seller disagrees with the Initial Closing Statement (or any component thereof). The Notice of Disagreement shall specify the specific item, nature and amount of any dispute in reasonable detail, including Seller’s calculation of each disputed amount. If no Notice of Disagreement is delivered by Seller prior to the expiration of the Review Period, then the Initial Closing Statement shall be deemed to have been accepted by Seller and shall become final and binding upon the Parties in accordance with Section 3.08(a); provided that, if Purchaser breaches or violates its obligations or agreements in Section 3.06(d), the Review Period shall be extended until the twentieth (20th) Business Day following Purchaser’s compliance with Section 3.06(d). Any item not specifically objected to prior to the expiration of the Review Period in the Notice of Disagreement shall be non-appealable by the Parties following such date.

(b)           During the twenty (20) days immediately following the delivery of a Notice of Disagreement (or such later date as may be mutually agreed upon in writing by Seller and Purchaser) (the “Consultation Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, during the Consultation Period, Seller and Purchaser mutually agree upon any matters set forth in the Notice of Disagreement, they shall signify such agreement in a writing signed by both Seller and Purchaser and such agreement shall become final and binding upon the Parties in accordance with Section 3.08(a). All negotiations pursuant to this Section 3.07(b) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence.

(c)            If Seller and Purchaser are unable to resolve one or more of the matters specified in the Notice of Disagreement by the end of the Consultation Period, then Seller and Purchaser shall submit such matters that remain in dispute with respect to the Notice of Disagreement to the Accounting Firm (each, a “Disputed Item”). At the time of the submission of the Disputed Items to the Accounting Firm, each of Seller and Purchaser shall submit to the Accounting Firm a written statement setting forth in reasonable detail its positions with respect to the Disputed Items. Seller and Purchaser shall also have the opportunity to submit a written response to the other Party’s written statement to the Accounting Firm, which such response statement shall be delivered to the Accounting Firm no later than ten (10) days following the date of receipt of such other Party’s initial written statement. The failure of Seller or Purchaser to deliver its initial written statement at the time of the submission of the Disputed Items to the Accounting Firm or response to the other Party’s initial written statement within ten (10) days of receipt thereof shall constitute a waiver of such Party’s right to submit the same. During the review by the Accounting Firm, each of Purchaser and Seller and their respective accountants will make available to the Accounting Firm individuals, information, books and records and work papers, as may be reasonably requested by the Accounting Firm to fulfill its obligations under Section 3.06(b)(ii), this Section 3.07(c) and Section 3.07(d); provided, however, that Seller’s and Purchaser’s respective external accountants shall not be obligated to make any work papers available to the Accounting Firm or to the other Party, except in accordance with such accountants’ normal disclosure procedures and then only after the Accounting Firm or the other Party (as applicable) has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting in connection with this Agreement, the Accounting Firm shall act as an expert in accounting and not as an arbitrator. All substantive communications (i.e., not related to scheduling and purely administrative matters) to or from the Accounting Firm, on the one hand, and Seller or Purchaser (or any of their respective Representatives), on the other hand, shall be delivered simultaneously to Seller and Purchaser, as applicable. In determining the Disputed Items, the Accounting Firm shall be bound by the terms of this Agreement (including the definitions set forth herein and, in the case of the Closing Date Balance Sheet, the Closing Stockholder’s Equity, the Transaction Expenses and the Deposit Instrument Amount, the Accounting Guidelines). Neither Purchaser nor Seller may disclose (and shall cause their respective Affiliates and Representatives not to disclose) to the Accounting Firm, and the Accounting Firm may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Purchaser or Seller, unless otherwise agreed by the other Party.

(d)           With respect to each Disputed Item, the Accounting Firm’s determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such Disputed Item. During such determination period, the Accounting Firm also shall be instructed to (i) prepare an unaudited consolidated balance sheet of Bank, as of the Measurement Time, prepared in accordance with the Accounting Guidelines, based upon the (x) line items not disputed by Seller and Purchaser and (y) the Disputed Items as determined by the Accounting Firm in accordance with the foregoing provisions and (ii) determine the amount of the Closing Stockholder’s Equity reflected on such balance sheet. Seller and Purchaser shall instruct the Accounting Firm to (A) make a final determination only in respect of Disputed Items, (B) make such determination in a manner consistent with the definitions herein and, in the case of the Closing Date Balance Sheet, the Closing Stockholder’s Equity, the Transaction Expenses and the Deposit Instrument Amount, the Accounting Guidelines and (C) deliver such determination to such parties within thirty (30) Business Days after such submission, which determination shall be binding on the Parties and shall not be subject to appeal (absent manifest or mathematical error); provided that the failure of the Accounting Firm to deliver its written decision within such time period shall not constitute a defense or objection to the finality or enforcement of such determination. The Closing Date Balance Sheet that is final and binding on the Parties, as determined either through agreement of Seller and Purchaser pursuant to Section 3.06(b)(i), Section 3.07(a) or Section 3.07(b), by Section 3.07(c) or through the action of the Accounting Firm, pursuant to Section 3.06(b)(ii) or this Section 3.07(d), is referred to as the “Final Balance Sheet”; the amount of Closing Stockholder’s Equity set forth therein is referred to as the “Final Closing Stockholder’s Equity”; the amount of the Deposit Instrument Amount set forth therein is referred to as the “Final Deposit Instrument Amount”; and the amount of the Transaction Expenses final and binding on the Parties, as determined through the foregoing, is referred to as the “Final Transaction Expenses.” The “Final Closing Statement” shall set forth (x) the Final Balance Sheet, the Final Closing Stockholder’s Equity, the Final Transaction Expenses and the Final Deposit Instrument Amount and (y) based on the foregoing, the Purchase Price (the “Final Purchase Price”). The cost of, and expenses associated with, the Accounting Firm’s review and determination shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

3.08         Adjusted Payment.

(a)            Not later than three (3) Business Days after the Final Closing Statement is final and binding on the Parties, as determined either through agreement of Seller and Purchaser pursuant to Section 3.06(b)(i), Section 3.07(a) or Section 3.07(b), by Section 3.07(c) or through the action of the Accounting Firm, pursuant to Section 3.06(b)(ii) or Section 3.07(d):

(i)            If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to an account designated by Seller the amount of the Post-Closing Adjustment.

(ii)           If the Post-Closing Adjustment is a negative amount, then Seller shall pay in cash to an account designated by Purchaser the absolute value of the amount of the Post-Closing Adjustment.

(b)           “Post-Closing Adjustment” means the amount equal to (i) the amount equal to the (x) Final Closing Stockholder’s Equity minus (y) Estimated Closing Stockholder’s Equity (which amount shall be positive or negative or zero) minus, without duplication, (ii) the amount equal to the (x) the Final Transaction Expenses minus (y) the Estimated Transaction Expenses (which amount shall be positive or negative or zero) minus (iii) the amount equal to the (x) the Final Deposit Instrument Amount minus (y) the Estimated Deposit Instrument Amount (which amount shall be positive or negative or zero).

(c)           Any payments made pursuant to this Section 3.08 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

3.09         Withholding. Purchaser and Seller shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Tax Law; provided that it shall notify the other Party of any such required deduction as promptly as reasonably practicable. The Parties shall reasonably cooperate to minimize any withholding Taxes. Any amounts so withheld and paid over to an applicable Governmental Authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. As promptly as reasonably practicable following any such deduction or withholding, the withholding party shall deliver to the other Party an official Tax certificate in the other Party’s name and reasonably acceptable proof of payment from the relevant Tax authority of any such deducted or withheld amounts.

ARTICLE IV

SELLER REPRESENTATIONS AND WARRANTIES

Except (i) as set forth in the Bank and Seller Disclosure Schedule or (ii) as disclosed in the SEC Reports filed by Seller or Consumers Energy Company after the Lookback Date and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Seller hereby represents and warrants to Purchaser, that:

4.01            Organization, Standing and Authority. Seller is duly organized, validly existing and in good standing under the Laws of the State of Michigan. Seller has all corporate or organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing (with respect to the jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to have such power and authority or be so qualified or in good standing, individually or in the aggregate, would not and would not reasonably be likely to prevent, materially impair or materially delay Seller’s ability to consummate the transactions contemplated hereby.

4.02            Ownership of Shares.

(a)            Seller is the sole record and beneficial owner of all of the issued and outstanding limited liability company interests of Intermediate Holdco. Intermediate Holdco is the sole record and beneficial owner of the Shares. Intermediate Holdco has good and valid title to the Shares, free and clear of all Liens (other than any transfer restrictions imposed under Securities Law). Except for the Shares, Intermediate Holdco does not own of record or beneficially, or have any interest in or right to acquire, any shares of capital stock of Bank.

(b)           Except for this Agreement, there are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which Seller or its Subsidiaries is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Shares or any securities or obligations exercisable or exchangeable for, or convertible into, such Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement, neither Seller nor its Subsidiaries is party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Bank Common Stock.

4.03         Authority; Enforceability.

(a)            Seller has the requisite corporate power and authority to enter into, and perform its obligations under, this Agreement and any other documents executed by it pursuant hereto. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation of transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Seller, and no further approvals or authorizations are required by Seller.

(b)           This Agreement is a valid and legally binding obligation of Seller and has been duly executed and delivered by Seller and (assuming due authorization, execution, and delivery of this Agreement by Bank and Purchaser) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar Laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Enforceability Exceptions”)).

4.04         Consents; No Conflicts.

(a)            No notices, reports or other filings with, nor are any consents, approvals, permits, authorizations or registrations with, any Governmental Authority are required to be made or obtained by Seller in connection with the execution, delivery or performance by Seller of this Agreement, or to effect the transactions contemplated hereby, except for (i) the submission of the applications, filings or notices in connection with obtaining the Requisite Regulatory Approvals, (ii) such other consents, approvals, filings or registrations the failure of which to be obtained, individually or in the aggregate, would not and would not reasonably be expected to prevent, materially impair or materially delay Seller’s ability to consummate the transactions contemplated hereby and (iii) as otherwise required or necessary as a result of the identity of Purchaser and its respective Affiliates. As of the date hereof, Seller has no Knowledge of any fact, event, condition, development or circumstance that would reasonably be expected to prevent, materially delay or materially impair the receipt of any Requisite Regulatory Approvals or the consummation of the Merger and the transactions contemplated hereby.

(b)           Assuming that all consents, approvals, filings or registrations contemplated by Section 4.04(a) have been obtained, and all notices described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 6.03(a) and 6.09, the execution and delivery by Seller of this Agreement, and the performance of this Agreement by Seller and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate any provision of the organizational documents of Seller, (ii) conflict with or violate any Law, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancelation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Seller is entitled under, any Material Contract to which Seller is a party or by which Seller or any of its properties or assets are bound or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on the property or asset of Seller, except in the case of the foregoing clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not and would not reasonably be expected to prevent, materially impair or materially delay Seller’s ability to consummate the transactions contemplated hereby.

4.05         Litigation(a)      . As of the date hereof, there is no Action pending or, to the Knowledge of Seller, threatened in writing against Seller or, to the Knowledge of Seller, its directors, managers or officers (in their capacities as such) (nor, to the Knowledge of Seller, has any Governmental Authority indicated an intention to initiate an Action) that, if determined adversely, would or would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay Seller’s ability to consummate the transactions contemplated hereby.

4.06         No Brokers. Except for any fees that may be due and owing to Goldman Sachs & Co. LLC, which will be paid by Seller, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Seller or its Affiliates who will be entitled to any fee or commission from Seller or its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V

BANK REPRESENTATIONS AND WARRANTIES

Except (i) as set forth in the Bank and Seller Disclosure Schedule or (ii) as disclosed in the SEC Reports filed by Seller or Consumers Energy Company after the Lookback Date and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Seller hereby represents and warrants to Purchaser, that:

5.01         Organization, Standing and Authority.

(a)            Bank is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Utah. Bank has all corporate or organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing (with respect to the jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to Bank, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b)           Bank is authorized to conduct business as an industrial bank pursuant to Chapter 8 of the Utah Financial Institutions Code, the deposit accounts of Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due (taking into account of any extensions) and no proceedings for the termination of such insurance are pending or threatened.

(c)            True, complete and correct copies of the organizational documents of Bank, each as in effect as of the date of this Agreement, have been made available to Purchaser, and each as made available is in full force and effect.

5.02         Capitalization.

(a)            The authorized capital stock of Bank consists of 100,000 shares of Bank Common Stock. As of the date hereof, there are (i) 100 shares of Bank Common Stock issued and outstanding and (ii) no other shares of capital stock or other voting or equity securities of Bank issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Bank Common Stock (A) are owned by Intermediate Holdco, (B) have been duly authorized and validly issued and (C) are fully paid, nonassessable and free of preemptive rights.

(b)           There are no bonds, debentures, notes or other indebtedness that have the right to vote (or convert into or exercise for securities having the right to vote) on any matters on which shareholders of Bank may vote. No trust preferred or subordinated debt securities of Bank are issued or outstanding. There are no outstanding subscriptions, options, phantom securities, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Bank, Seller or Intermediate Holdco, as applicable, to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of capital stock or other voting or equity securities of Bank (other than this Agreement). There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Bank has a contractual obligation with respect to the voting or transfer of capital stock or other voting or equity securities of Bank.

5.03         No Subsidiary. Bank does not own, directly or indirectly, any capital stock or other equity interests in any Person.

5.04         Authority; Enforceability.

(a)            Bank has the requisite corporate or organizational or similar power and authority to enter into, deliver and perform its obligations under, this Agreement and any other documents executed by it pursuant hereto. The execution and delivery by Bank of this Agreement, the performance by Bank of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or organizational action of Bank, and no further approvals or authorizations are required by Bank. Intermediate Holdco, as sole shareholder of Bank, has approved this Agreement and the transactions contemplated hereby. No other corporate proceedings by Bank are necessary to (x) authorize this Agreement or (y) consummate the transactions contemplated hereby, including the Merger.

(b)           This Agreement is a valid and legally binding obligation of Bank and has been duly executed and delivered by Bank and (assuming due authorization, execution, and delivery of this Agreement by Seller and Purchaser) constitutes a valid and binding agreement of Bank, enforceable against Bank in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions).

5.05         Consents; No Conflicts.

(a)            No notices, reports or other filings with, nor are any consents, approvals, permits, authorizations or registrations with, any Governmental Authority are required to be made or obtained by Bank in connection with the execution, delivery or performance by Bank of this Agreement, or to effect the transactions contemplated hereby, except for (i) the submission of the applications, filings or notices in connection with obtaining the Requisite Regulatory Approvals and (ii) as otherwise required or necessary as a result of the identity of Purchaser and its Affiliates.

(b)           Assuming that all consents, approvals, filings or registrations contemplated by Section 5.05(a) have been obtained, and all notices described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 6.03(a) and 6.09, the execution and delivery by Bank of this Agreement does not, and the performance of this Agreement by Bank and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate any provision of the organizational documents of Bank, (ii) conflict with or violate any Law in any material respect, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancelation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Bank is entitled under, any Material Contract to which Bank is a party or by which Bank or its properties or assets are bound or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on the property or asset of Bank, except in the case of the foregoing clauses (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

5.06         Financial Statements.

(a)            Copies of Bank’s (a) (i) audited financial statements (including any related notes and schedules thereto) as of and for the fiscal years ended December 31, 2020 and 2019 and (ii) audited statement of income for the years then-ended (collectively, the “Audited Financial Statements”) and (b) (i) unaudited financial statements (including any related notes and schedules thereto) as of and for the quarter ended March 31, 2021 and (ii) unaudited statement of income for the quarter then-ended (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Bank Financial Statements”) have been made available to Purchaser. Each of the balance sheets included in the Bank Financial Statements fairly presents, in all material respects, the financial position of Bank as of its respective date, and each of the statements of income and changes in stockholder’s equity or equivalent statements included in the Bank Financial Statements fairly presents, in all material respects, the consolidated results of operations or changes in stockholder’s equity, as the case may be, of Bank, for the period set forth therein, and, in each case, was prepared in accordance with GAAP consistently applied during the periods involved and subject, in each case, to any matter disclosed in the Bank Financial Statements (or the notes thereto, if applicable).

(b)           Since the Lookback Date, Bank has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of its financial statements in accordance with GAAP and Law. Bank has disclosed, based on its most recent evaluation of its internal accounting controls prior to the date of this Agreement, to Bank’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Bank’s internal controls that would be reasonably expected to adversely affect Bank’s ability to record, process, summarize and report financial information for inclusion in the applicable Bank financial statements and (ii) any fraud, whether or not material, that involves any management or current or former employees of Seller or Bank who have (or had) a role in Bank’s internal controls over financial reporting. To the Knowledge of Bank, since the Lookback Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Bank.

5.07         Absence of Undisclosed Material Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business since March 31, 2021, (b) for legal, accounting, financial advisory and other advisory or consulting fees or expenses incurred in connection with or contemplated by this Agreement, including Transaction Expenses, (c) adequately reflected or reserved against in the Bank Financial Statements (or notes thereto, if applicable) or (d) that would not, individually or in the aggregate, be material to Bank, Bank has not incurred any liabilities or obligations (whether accrued, absolute, contingent, unknown or otherwise) required to be reflected or reserved against in a balance sheet of Bank prepared in accordance with GAAP (as applied in the preparation of the Bank Financial Statements for the fiscal year ended December 31, 2020).

5.08         Absence of Certain Changes. Except to the extent arising out of, resulting from or relating to the transactions contemplated by this Agreement or impacted by or taken in response to any Contagion Event, (a) since December 31, 2020 through the date hereof, the business of Bank has been operated in the ordinary course of business in all material respects and (b) since December 31, 2020, no event has occurred or facts or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had or would reasonably be expected to have had a Material Adverse Effect.

5.09         Contracts.

(a)            Bank has made available a list of the following Contracts (excluding any Bank Employee Plan) to which Bank is a party or by which its assets or properties are bound as of the date of this Agreement (each a “Material Contract”):

(i)             any Contract pursuant to which Bank currently leases or subleases for real property;

(ii)            any Contract for the purchase of materials, supplies, goods, services, equipment or other tangible assets, in each case, that provides for either (x) reasonably expected annual payments during the twelve (12) months ended December 31, 2021 of more than $1,500,000, or (y) reasonably expected aggregate payments of more than $3,000,000 (without any renewal thereof);

(iii)           each Contract concerning the establishment or operation of any partnership, or joint venture or similar agreement or arrangement (it being understood and agreed that the foregoing does not relate to Key Sponsors and Loan Buyers);

(iv)          any Contract relating to the acquisition or disposition of any material business or operations (whether by merger, sale of stock, sale of assets, or otherwise) entered into since the Lookback Date for which there are outstanding obligations of Bank;

(v)           any Contract pursuant to which (x) Bank made payments (excluding deposits) in excess of $1,500,000 in the aggregate during the twelve (12) months ended December 31, 2020 and (y) by its terms is not terminable without penalty (other than a de minimis cash payment) upon notice of 90 days or less;

(vi)          any Contract under which Bank is reasonably expected to receive payments in excess of $1,500,000 during the twelve (12) months ended December 31, 2021;

(vii)         any Contract with a Key Sponsor (each such Contract, a “Key Sponsor Contract”) or a Loan Buyer (each such Contract, a “Loan Buyer Contract”);

(viii)        any Contract with a Third Party relating to brokered deposit accounts of Bank;

(ix)           any indenture, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money (excluding deposits) or the deferred purchase price of property by Bank in excess of $3,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(x)            any Contract, pursuant to which Bank grants or receives any material license or similar material right to use Intellectual Property requiring aggregate annual payments of more than $1,000,000 per year, other than Open Source Licenses or non-exclusive licenses granted to Bank on standardized terms for the use of commercially available unmodified software or information technology services;

(xi)           any exclusive dealing agreement or any agreement that contains express non-competition covenants that limit the freedom of Bank to compete in any material respect (A) in any line of business, (B) with any Person or (C) in any geographic area;

(xii)          any Contract containing a “most favored nation” or similar provision in favor of any customer or other counterparty of Bank ;

(xiii)         any Contract creating or granting a material Lien on any assets of Bank, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice or other Permitted Liens;

(xiv)         any Contract entered into since the Lookback Date that settles or resolves any material Action or material Order; and

(xv)          any Contract between Bank, on the one hand, and Seller or any of its Affiliate (other than Bank), on the other hand.

(b)           Bank has previously delivered to, or made available to, Purchaser true, correct and complete copies of each Material Contract. Except for expirations, including any non-renewals, in the ordinary course of business and in accordance with the terms of such Material Contract, each Material Contract is a valid, binding and enforceable in accordance with its respective terms, except to the extent limited by the Enforceability Exceptions, against Bank, and, to the Knowledge of Bank, each other party thereto; Bank is not (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of Bank, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

(c)            To the Knowledge of Bank, as of the date of this Agreement, each Key Sponsor and Loan Buyer has performed (i) in all material respects all obligations required to be performed by it as of the date of this Agreement under each Key Sponsor Contract or Loan Buyer Contract, as applicable, to which it is a party and (ii) such obligations in accordance with Law in all material respects.

5.10         Property.

(a)           Bank does not own any real property (other than “other real estate owned”).

(b)           Bank has made available a true, complete and correct list of all real property leased by Bank as of the date of this Agreement.

(c)            All leases of real property, and all other leases material to Bank, under which Bank, as lessee, leases personal property, are valid, binding and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. There is not under any such lease any material existing default by Bank or, to the Knowledge of Bank, any other party thereto, or any event that with notice or lapse of time would constitute such a material default.

(d)           Bank owns good, valid and insurable title to, or holds pursuant to valid and enforceable licenses or leases, all of the tangible personal property and tangible assets reflected in the Unaudited Financial Statements or acquired since the date thereof (except for assets disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except to the extent failure to so own or hold such tangible properties and tangible assets, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each item of material personal tangible property is in all material respects in operable condition and repair, subject to normal wear and tear in the ordinary course. Notwithstanding anything to the contrary in this Section 5.10, no representation is made as to Intellectual Property. Any representation relating to Intellectual Property is set forth in Section 5.18.

5.11         Compliance with Laws.

(a)            Since the Lookback Date, Bank has complied in all material respects with, and is not in material default or violation under, any Law.

(b)           Since the Lookback Date, Bank has (i) conducted its operations in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all applicable money laundering laws administered or enforced by any applicable Governmental Authority (collectively, the “Anti-Money Laundering Laws”) and (ii) established and maintained a system of internal controls designed to ensure compliance by Bank with applicable financial recordkeeping and reporting requirements of applicable Anti-Money Laundering Laws in jurisdictions where Bank conducts business. There are no Actions pending, or, to the Knowledge of Bank, threatened, against Bank concerning or relating to Anti-Money Laundering Laws.

(c)            Since the Lookback Date, Bank has not received written notice from any Governmental Authority that it is in violation, default or breach in any material respect of any applicable Law.

(d)           Bank holds all Permits necessary for the (i) lawful conduct of its businesses, as conducted on the date of this Agreement, including under Applicable Consumer Laws to make and service the Loans, and (ii) ownership of its respective properties, rights and assets (and has paid all fees and assessments due and payable in connection therewith), and all of such Permits are in full force and effect and, to the Knowledge of Bank, no suspension, revocation, or cancelation of any such Permit is threatened, and Bank has not received written notice of any Action asserting any material breach or violation of, or noncompliance with, any such Permit.

(e)            Since the Lookback Date, Bank has timely filed (including in accordance with applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any Law with any applicable Governmental Authority (collectively, the “Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

Notwithstanding the foregoing, Purchaser acknowledges and agrees that the representations and warranties under this Section 5.11 are not made with respect to Taxes, Tax Returns or related Tax matters, environmental matters, Bank Employee Plans and labor matters or Intellectual Property matters.

5.12         Derivative Instruments. Except as has not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions, whether entered into for Bank’s own account, or for the account of one or more of Bank’s customers, were entered into (a) in accordance with Laws and (b) with counterparties believed to be financially responsible at the applicable time; and each such contract constitutes a valid and legally binding obligation of Bank, enforceable against Bank in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions), and are in full force and effect. Except as has not, individually or in the aggregate, had or would not reasonably be expected to have a Material Adverse Effect, neither Bank nor, to the Knowledge of Bank, any other party thereto, is in breach of any of its obligations under any such contract.

5.13         Litigation.

(a)            There are no, and since the Lookback Date there have not been any, Actions pending or, to the Knowledge of Bank, threatened against Bank or, to the Knowledge of Bank, its directors or officers (in their capacities as such), that, if determined adversely, individually or in the aggregate, would or would reasonably be likely to be material to Bank.

(b)           Bank is not a party to or subject to the provisions of any Order or Action that restricts in any material respect the manner in which Bank conducts its businesses.

5.14         Employee Benefit Plans.

(a)            Section 5.14(a) of the Bank and Seller Disclosure Schedules sets forth a list of each Bank Employee Plan. For purposes of this Agreement, “Bank Employee Plan” means whether written or unwritten each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (ii) other severance, deferred compensation, retirement, welfare benefit, bonus, incentive, termination, paid-time off, fringe benefit, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, employment, retention or change-in-control plan, program, agreement or arrangement, in each case, (x) that is sponsored, maintained or contributed to by Bank or any of its Affiliates for the benefit of current or former employees and directors of Bank or (y) with respect to which Bank has any actual or potential liability (other than any plan or program that is required by statute or maintained by a Governmental Authority).

(b)           With respect to each material Bank Employee Plan, Bank has made available to Purchaser, to the extent applicable, true and complete copies of (i) such Bank Employee Plan document (as of the date hereof), including any amendments thereto and (ii) the most recent (as of the date hereof) (A) summary plan description and summaries of material modifications and (B) opinion or determination letter; (iii) if the Bank Employee Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); and (iv) all non-routine correspondence with the IRS or the United States Department of Labor within the past three (3) years regarding any Bank Employee Plan.

(c)            Each Bank Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a current determination or opinion letter from the IRS as to its qualified status, and, to the Knowledge of Bank, no event has occurred that would reasonably be expected to result in the revocation of such determination or opinion letters.

(d)           Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Bank, the Bank Employee Plans have been maintained in compliance with their terms and Laws, including ERISA and/or the Code, as applicable. With respect to each Bank Employee Plan that is subject to ERISA, neither Bank nor any of its Affiliates has engaged in a transaction in connection with which Bank or any Affiliate reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(e)            Bank has not contributed to or incurred any actual or potential liability in the last six (6) years with respect to a “multiemployer plan” within the meaning of Section 3(37) of ERISA and no Controlled Group Liability has been incurred by Bank or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Bank of or its ERISA Affiliates of incurring any such liability.

(f)            As of the date hereof, there is no material Action or audit pending or threatened in writing relating to a Bank Employee Plan (other than routine claims for benefits).

(g)           Neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will, either alone or in combination with another event, (i) entitle any employee of Bank to any severance payment or any increase in severance pay; (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any employee of Bank under any Bank Employee Plan; (iii) cause Bank to transfer or set aside any assets to fund any material benefits under any Bank Employee Plan; (iv) otherwise give rise to any liability under any Bank Employee Plan; or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

It is agreed and understood that no representation or warranty is made by Seller (or its Affiliates) in respect of the Bank Employee Plans or related matters in any section of this Agreement, other than this Section 5.14.

5.15         Labor Matters.

(a)            As of the date hereof, Bank is not a party to any collective bargaining agreement or other agreement with a labor union or like organization, and, to the Knowledge of Bank, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of Bank.

(b)           As of the date hereof, there is no pending or, to the Knowledge of Bank, threatened strike, lockout, slowdown, work stoppage or other labor dispute, or material arbitration or material grievance with respect to the employees of Bank that would reasonably be expected to interfere in any respect with the business activities of Bank.

(c)            Since the Lookback Date: (i) to the Knowledge of Bank, no allegations of sexual (or other forms of) harassment have been made against any current or former officer or director of Bank; and (ii) neither Bank nor any of its Affiliates have been in involved in any Action, or entered into any settlement agreements, related to allegations of sexual (or other forms of) harassment or misconduct by any current or former officer or director of Bank.

(d)           Bank is in compliance in all material respects with applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health (including all requirements relating to the COVID-19 pandemic).

It is agreed and understood that no representation or warranty is made by Seller (or its Affiliates) in respect of labor or related matters in any section of this Agreement, other than this Section 5.15.

5.16         Taxes.

(a)            All income and material (i) Tax Returns that are required to be filed on or before the Closing Date by Bank have been or will be timely filed on or before the Closing Date, and all such income and material other Tax Returns are or will be true and correct in all material respects; and (ii) Taxes shown on the Tax Returns referred to in the foregoing clause (i) have been or will be timely paid in full on or before the Closing Date to the extent due at such time.

(b)           Bank has complied with all applicable material information reporting and withholding requirements with respect to Taxes.

(c)            No (i) claims, disputes, audits or proceedings concerning any Tax liability of Bank have been asserted in writing to Bank or, to the Knowledge of Bank, are pending; (ii) examinations, assessments or investigations concerning any Tax liability of Bank have been asserted in writing to Bank or, to the Knowledge of Bank, are pending; and (iii) no deficiency for Taxes against Bank has been asserted in writing to Bank.

(d)           No claim is pending or has been asserted in writing to Bank in the past six (6) years by a taxing authority in any jurisdiction asserting that Bank is or may be subject to Taxes imposed by that jurisdiction but not paid by Bank, including sales and use Taxes required to be collected and remitted to that jurisdiction and Income Taxes payable to that jurisdiction.

(e)            There are no Liens relating to Taxes on any of Bank’s assets.

(f)            No waiver of any statute of limitations with respect to any of Bank’s material Taxes is in effect as of the date of this Agreement.

(g)           Bank has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)           Bank has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than the group of which it currently is a member) for which it has any current or future liability for Taxes.

(i)            Bank is not (i) party to any Tax sharing, indemnity or similar agreement pertaining to the allocation of Tax liability (other than customary commercial contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes), other than those that will be terminated on or before the Closing without any future liability to Bank (including for past Taxes), (ii) liable for any Taxes of another Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee, successor, by contract or otherwise or (iii) required to make payment to another Person for any Tax liabilities or Tax assets realized or deemed to be realized by Bank, including transaction tax benefits arising from any prior transaction.

(j)            Bank has not (i) agreed to make (nor is Bank required to make) any adjustment for any taxable period ending after the Closing by reason of a change in accounting method or otherwise for a taxable period ending on or before the Closing and (ii) taken any action that would reasonably be expected to defer a Taxes liability of Bank from any taxable period ending on or before the Closing to any taxable period ending after the Closing, including as a result of any change in method of accounting for any Tax period, ruling, closing agreement, intercompany transaction, excess loss account, installment sale or open transaction disposition made on or prior to the Closing, or prepaid amount received on or prior to the Closing.

(k)            Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing, by virtue of an installment sale or open transaction effected prior to the Closing, or a prepaid amount received prior to the Closing.

It is agreed and understood that no representation or warranty is made by Seller (or its Affiliates) in respect of Tax matters in any section of this Agreement other than this Section 5.16 and relevant parts of Section 5.14.

5.17         Insurance. Bank is insured against such risks and in such amounts as has been reasonably determined to be prudent for Bank. Section 5.17 of the Bank and Seller Disclosure Schedules sets forth a list of all material insurance policies held by Bank as of the date of this Agreement (each, a “Bank Insurance Policy”). Bank has not received written notice to the effect that Bank is in material default under any Bank Insurance Policy.

5.18         Intellectual Property; IT Assets; Privacy.

(a)            Section 5.18(a) of the Bank and Seller Disclosure Schedules sets forth a true, correct and complete list of all Bank Intellectual Property registered with or the subject of a pending application before any Governmental Authority or Internet domain name registrar, as applicable.

(b)           Bank owns or has a valid, written and, to the Knowledge of Bank, enforceable right to use all Intellectual Property that is used in and material to Bank’s business as currently conducted, and all such ownership or other rights to use such Intellectual Property shall survive the consummation of the transactions contemplated by this Agreement unchanged in any material respect. Bank solely and exclusively owns all right, title and interest in and to all material Bank Intellectual Property, free and clear of any Liens other than Permitted Liens. No material Bank Intellectual Property is subject to any outstanding Order or Contract adversely affecting the Bank’s ownership or use of, or any rights in or to, such Bank Intellectual Property.

(c)            Since the Lookback Date, (i) the conduct of Bank’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any Third Party in a manner that would reasonably be expected to result in material liability to Bank and (ii) to the Knowledge of Bank, no Third Party has infringed, misappropriated or otherwise violated any material Bank Intellectual Property.

(d)           Bank has taken commercially reasonable measures to maintain the confidentiality of all material Trade Secrets included in the Bank Intellectual Property (including any source code) and all Personal Information or other confidential customer information owned, used or held by Bank, and, to the Knowledge of Bank, no such material Trade Secret, Personal Information or other confidential customer information has been used or discovered by or disclosed to any Person except pursuant to written, valid and, to the Knowledge of Bank, enforceable (subject to the Enforceability Exceptions) non-disclosure Contracts protecting the confidentiality thereof, the confidentiality and non-disclosure terms of which, to the Knowledge of Bank, have not been breached in any material respect.

(e)            Bank owns or has a valid, written and, to the Knowledge of Bank, enforceable right to use all IT Assets used in and material to Bank’s business, and all such ownership or other rights to use such IT Assets shall survive the consummation of the transactions contemplated by this Agreement unchanged in any material respect. Bank has commercially reasonable written security, business continuity and disaster recovery plans, which have been implemented and with which Bank complies in all material respects. Since the Lookback Date, Bank has not experienced a failure or other adverse event that caused material disruption to (or unavailability of) its IT Assets.

(f)            Bank has developed policies and has been in material compliance with Bank’s published privacy policies and all applicable Laws and contractual and fiduciary obligations relating to privacy, data protection, anti-spam, and the collection, use, processing, retention, transfer, disclosure, deletion or protection of Personal Information collected, used, processed, or held for use in connection with the operation of Bank’s business.

(g)           To the Knowledge of Bank, since the Lookback Date, no Third Party has gained unauthorized access to any (i) of Bank’s IT Assets in a manner that would be reasonably likely to be material to Bank, or (ii) Personal Information collected, used, processed, or held for use by Bank in a manner that would be reasonably likely to be material to Bank or require Bank to provide notification of such unauthorized access to the applicable data subjects or any Governmental Authority.

It is agreed and understood that no representation or warranty is made by Seller (or its Affiliates) in respect of Intellectual Property matters in any section of this Agreement, other than this Section 5.18.

5.19         Environmental Matters. Except as has not had, individually or in the aggregate, a Material Adverse Effect, Bank is and has, since the Lookback Date, been in compliance with all Laws and Permits relating to: (a) the protection of the environment, (b) the handling, use, presence, disposal, release or threatened release of any hazardous substance, or (c) noise, odor, wetlands, pollution or contamination (collectively, “Environmental Laws”). There are no Actions pending or, to the Knowledge of Bank, threatened in writing against Bank concerning any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. It is agreed and understood that no representation or warranty is made by Bank (or its Affiliates) in respect of environmental matters in any section of this Agreement other than this Section 5.19.

5.20         Loans. As of the date of this Agreement, with respect to each Loan outstanding as of the date of this Agreement:

(a)            Each Loan was originated by Bank or, to the Knowledge of Bank, Originating Lender in accordance in all material respects with Bank’s or Originating Lender’s, as the case may be, policies and procedures for loan origination and servicing and underwriting guidelines in effect at the time of origination;

(b)           Bank has good and marketable title to each Loan free and clear of any encumbrance, equity, lien, pledge, charge, claim, security interest or other right or title of any third party (other than Permitted Liens);

(c)            Each Loan, at the time it was originated, or if modified, the date of modification, the origination or modification complied in all material respects with all-then applicable Laws, including Applicable Consumer Laws;

(d)           Each Loan has been serviced in compliance with Applicable Consumer Laws in all material respects;

(e)            Each Loan constitutes a legal, valid and binding obligation of Bank and the applicable Obligor enforceable in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions or enforceability limitations arising out of or resulting from any Law or Order relating to any Contagion Events);

(f)            Each Loan that purports to be secured is secured by a valid and enforceable security interest or lien on the secured property described in the applicable Loan;

(g)           Bank reviews the marketing materials of the Key Sponsors for compliance with Applicable Consumer Laws utilizing processes and procedures that a prudent lender would employ in similar circumstances;

(h)            Each Loan purchased by a Loan Buyer from Bank was sold: (i) in the ordinary course of business consistent with Bank’s policies and procedures for Loan sales in place at the time such Loan was sold and (ii) in accordance with Law, except, in each case, as would not be reasonably likely to be, individually or in the aggregate, material and adverse to Bank; and

(i)            Since the Lookback Date, no Key Sponsor of Bank has canceled or otherwise materially modified its relationship with Bank or has materially decreased its origination of Loans. No Originating Lender has, to the Knowledge of Bank, any plan or intention to terminate, cancel or otherwise adversely modify its relationship or any Contract with Bank to decrease materially or limit its origination of Loans of Bank, except as would not be reasonably likely to be, individually or in the aggregate, material and adverse to Bank.

5.21         Deposit Liabilities. All of the Deposit Liabilities and related accounts have been administered and originated in compliance with the documents in Bank’s files and records, and in compliance with all Laws governing the relevant types(s) of account, and fairly reflect, in all material respects, the substance of events and transactions that should be included therein.

5.22         Title and Sufficiency of Assets.

(a)           As of the date hereof, Bank has good, valid and marketable title to (or, in the case of leased properties and assets, valid leasehold interests in) all of the properties and assets (real, personal and mixed) used or held for use by Bank in the conduct of its business as of the date hereof, free and clear of any Liens, other than Permitted Liens. As of immediately prior to the Closing, Bank has good, valid and marketable title to (or, in the case of leased properties and assets, valid leasehold interests in) all of the properties and assets (real, personal and mixed) used or held for use by Bank in the conduct of its business as of immediately prior to the Closing, free and clear of any Liens, other than Permitted Liens.

(b)           As of the date hereof, the assets (whether tangible or intangible) owned and leased by Bank constitute all of the assets (whether tangible or intangible) that are necessary for the conduct of Bank’s business as such business is conducted on the date hereof.

5.23         Takeover Laws and Provisions. No “moratorium,” “control share,” “fair price,” “business combination” or other antitakeover Laws of any jurisdiction is applicable to Bank in connection with the transactions contemplated by this Agreement.

5.24         No Other Representations or Warranties. Except for the representations and warranties of Seller contained in Article IV and Bank in this Article V, none of Seller or Bank, or any other Person, makes any other representation or warranty (express, implied or otherwise) relating to Seller or Bank or any other Subsidiary of Seller. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD OR ANY INDEMNIFICATION RIGHTS THAT MAY BE AVAILABLE TO PURCHASER UNDER ARTICLE IX, NONE OF BANK OR SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR ITS OR THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PURCHASER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES, OR ANY USE BY PURCHASER OR ANY OF ITS AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS OR FORECASTS MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PURCHASER ACKNOWLEDGES AND AGREES THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS RELIED ON NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF BANK OR SELLER, ITS AFFILIATES OR ANY OTHER PERSON, OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE IV OR THIS ARTICLE V.

ARTICLE VI

PURCHASER REPRESENTATIONS AND WARRANTIES

Except (i) as set forth in the Purchaser Disclosure Schedule or (ii) as disclosed in the SEC Reports filed by Regions Financial Corporation after the Lookback Date and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Purchaser represents and warrants to Bank and Seller that:

6.01         Organization, Standing and Authority.

(a)           Purchaser is a state-chartered bank duly organized, validly existing and in good standing under the Laws of Alabama. Purchaser has all corporate or organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing (with respect to the jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not and would not reasonably be likely to have a material effect on Purchaser’s ability to (x) satisfy its obligations and agreements hereunder, (y) consummate the transactions contemplated hereby in a timely manner or (z) obtain promptly the Requisite Regulatory Approvals.

(b)           The deposit accounts of Purchaser are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due (taking into account of any extensions) and no proceedings for the termination of such insurance are pending or threatened.

6.02         Authority; Enforceability.

(a)           Purchaser has the requisite corporate or organizational power and authority to enter into and perform its obligations under this Agreement and any other documents executed by it pursuant hereto. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or organizational action of Purchaser and no further approvals or authorizations are required by Purchaser or any of Purchaser’s Affiliates.

(b)           This Agreement is a valid and legally binding obligation of Purchaser and has been duly executed and delivered by Purchaser and (assuming due authorization, execution, and delivery of this Agreement by Seller and Bank) constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions).

6.03         Consents; No Conflicts.

(a)           No notices, reports or other filings with, nor any consents, approvals, permits, authorizations or registrations with, any Governmental Authority are required to be made or obtained by Purchaser or any of its Affiliates in connection with the execution, delivery or performance by Purchaser of this Agreement, or to effect the transactions contemplated hereby, except for (i) the submission of the applications, filings or notices in connection with obtaining the Requisite Regulatory Approvals and (ii) as otherwise required or necessary as a result of the identity of Seller and its Affiliates. As of the date hereof, Purchaser has no Knowledge of any fact, event, condition, development or circumstance that would reasonably be expected to prevent, materially delay or materially impair the receipt of any Requisite Regulatory Approvals or the consummation of the Merger and the transactions contemplated hereby.

(b)           Assuming that all consents, approvals, filings or registrations contemplated by Section 6.03(a) have been obtained, and all notices described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Sections 4.04(a) and 5.05(a), the execution and delivery by Purchaser of this Agreement does not, and the performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any provision of the organizational documents of Purchaser or its Affiliates, (ii) conflict with or violate any Law, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancelation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Purchaser or its Affiliates is entitled under, any material Contract to which Purchaser or its Affiliates is a party or by which their properties or assets are bound or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on the property or asset of Purchaser or its Affiliates, except in the case of the foregoing clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, or would not reasonably be expected to, individually or in the aggregate, have a material effect on Purchaser’s or its Affiliates’ ability to (x) satisfy its obligations and agreements hereunder and thereunder, (y) consummate the transactions contemplated hereby in a timely manner or (z) obtain promptly the Requisite Regulatory Approvals.

6.04         Regulatory Matters.

(a)           As of the date hereof, there are no pending or, to the Knowledge of Purchaser, threatened actions, investigations, inquiries, disputes or controversies between Purchaser or any of its Affiliates, on the one hand, and any Governmental Authority, on the other hand that would have or would reasonably be expected to have, individually or in the aggregate, a material effect on Purchaser’s or its Affiliates’ ability to (x) satisfy its obligations and agreements hereunder, (y) consummate the transactions contemplated hereby in a timely manner or (z) obtain promptly the Requisite Regulatory Approvals.

(b)           As of the date hereof, neither Purchaser nor any of its Affiliates has (i) received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent, authorization or approval, if required, with respect to the transactions contemplated hereby and (ii) any reason to believe that, if requested, any Governmental Authority required to consent, authorize or approve the transactions contemplated hereby would oppose, or not promptly and without condition grant or issue its consent, authorization or approval without condition, the transactions contemplated hereby.

(c)           Purchaser meets (on the date hereof), and will meet (upon consummation of the transactions contemplated hereby), all capital or liquidity requirements, standards and ratios required by each Governmental Authority with jurisdiction over Purchaser or its Affiliates (whether pursuant to state or federal regulation or as otherwise applied to Purchaser or any of its Affiliates), and, to the Knowledge of Purchaser, no such Governmental Authority is likely to, or has indicated that it will, condition any of the Requisite Regulatory Approvals or any other consent, authorization or approval upon an increase in Purchaser’s or its Affiliates’ capital or compliance with any additional capital or liquidity requirement, standard or ratio that is not already met by Purchaser (both currently and on a pro forma basis).

(d)           Purchaser has a “Satisfactory” or better rating on each component of its most recent Community Reinvestment Act Performance Evaluation, and, to the Knowledge of Purchaser, no fact or circumstance exists that is reasonably likely to materially negatively affect any such rating. Purchaser is “well-capitalized” (as that term is defined in the relevant regulation of Purchaser’s primary federal bank regulator).

6.05         Compliance with Applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a material effect on Purchaser’s or its Affiliates’ ability to (x) satisfy its obligations and agreements hereunder, (y) consummate the transactions contemplated hereby in a timely manner or (z) obtain promptly the Requisite Regulatory Approvals:

(a)           since the Lookback Date, Purchaser and its Affiliates have been in compliance with all Laws applicable to the conduct of their businesses;

(b)           Purchaser holds all Permits necessary for the (i) lawful conduct of its businesses, as conducted on the date of this Agreement, and (ii) ownership of its respective properties, rights and assets (and has paid all fees and assessments due and payable in connection therewith), and all of such Permits are in full force and effect and, to the Knowledge of Purchaser, no suspension, revocation, or cancelation of any such Permit is threatened, and Purchaser has not received written notice of any Action asserting any breach or violation of, or noncompliance with, any such Permit;

(c)           since the Lookback Date, Purchaser has timely filed (including in accordance with applicable extensions) all Reports, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; and

(d)           since the Lookback Date, Purchaser has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and Law.

6.06         Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or, to the Knowledge of Purchaser, its directors, managers or officers (in their capacities as such) (nor, to the Knowledge of Purchaser, has any Governmental Authority indicated an intention to initiate an Action) that, if determined adversely, would or would reasonably be likely to have, individually or in the aggregate, a material effect on Purchaser’s ability to (x) satisfy its obligations and agreements hereunder, (y) consummate the transactions contemplated hereby in a timely manner or (z) obtain promptly the Requisite Regulatory Approvals.

6.07         No Brokers. Except for any fees that may be due and owing to Stephens Inc., which will be paid by Purchaser (or an Affiliate of Purchaser), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or its Affiliates who might be entitled to any fee or commission from Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement.

6.08         Availability of Funds; Solvency.

(a)           Purchaser has (as of the date hereof) and will have (as of the Closing) (i) sufficient cash in immediately available funds to pay when due all amounts payable by it hereunder and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder. Purchaser has not incurred any obligation, commitment, restriction or liability of any kind that, individually or in the aggregate, would or would reasonably be expected to prevent, impair or adversely affect such resources and capabilities. Purchaser acknowledges that the obligations of Purchaser under this Agreement are not contingent upon or subject to any conditions regarding Purchaser’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated in this Agreement.

(b)           Immediately after giving effect to the consummation of the Merger: (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries shall be greater than the total amount of their liabilities (including all contingent liabilities); and (ii) Purchaser and its Subsidiaries shall (A) be able to pay their respective debts as they become due and (B) have adequate capital to carry on their respective businesses. No transfer of property is being made by Purchaser and no obligation is being incurred by Purchaser in connection with the Merger or the other transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates.

6.09         Public Utility. Neither Purchaser nor any of its Affiliates are a public utility or are a member of part of a public utility holding company system (as those terms are defined in the Federal Power Act, 16 USC § 824(e), and/or the Public Utility Holding Company Act of 2005, 42 USC § 16451 et seq).

6.10         No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PURCHASER CONTAINED IN THIS ARTICLE VI, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF PURCHASER. BANK AND SELLER ACKNOWLEDGE AND AGREE THAT, EXCEPT IN THE CASE OF FRAUD OR ANY INDEMNIFICATION RIGHTS THAT MAY BE AVAILABLE TO SELLER UNDER ARTICLE IX OF THIS AGREEMENT, PURCHASER AND ITS AFFILIATES WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO BANK OR SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY USE BY BANK OR SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS OR FORECASTS MADE AVAILABLE TO BANK OR SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BANK AND SELLER ACKNOWLEDGE AND AGREE THAT IN MAKING THEIR RESPECTIVE DECISIONS TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, THEY HAVE RELIED ON NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF PURCHASER, OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE VI.

ARTICLE VII

COVENANTS

7.01         Conduct of Business.

(a)           During the period from the date hereof until the Closing or earlier valid termination of this Agreement, except as (w) otherwise expressly contemplated by this Agreement, (x) prohibited or required by, or necessary to comply with, Law, (y) Bank reasonably determines in good faith is necessary or appropriate in respect of any Contagion Event or (z) otherwise authorized by the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Bank will not:

(i)            fail to use commercially reasonable efforts to operate in the ordinary course of business in all material respects (it being understood and agreed that no act or omission by Bank with respect to the matters specifically addressed by Section 7.01(a)(ii)–(xxi) shall be deemed to be a breach of this Section 7.01(a)(i));

(ii)           (A) change, amend or waive any provision of Bank’s organizational documents, (B) change the number of authorized or issued shares of Bank Common Stock or authorize or issue any other equity securities of Bank, (C) issue, sell or otherwise permit to become outstanding any additional shares of the Bank Common Stock or other equity securities of Bank or securities convertible or exchangeable into, or exercisable for, any shares of the Bank Common Stock or other equity securities of Bank or any options, warrants, or other rights of any kind to acquire any shares of Bank Common Stock or other equity securities of Bank, (D) issue or grant any right to, make any equity grant or equity-based award of, or split, combine or reclassify, any shares of Bank Common Stock or other equity securities of Bank, or (E) directly or indirectly redeem, purchase or otherwise acquire, any shares of the Bank Common Stock or other equity securities of Bank or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of Bank Common Stock or other equity securities of Bank;

(iii)          adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, restructuring or other reorganization of Bank;

(iv)         enter into, renew, modify or amend in any material respect or terminate any Contract that is a Material Contract or would be a Material Contract if entered into prior to the date of this Agreement, other than (A) in the ordinary course of business, (B) renewals in accordance with the applicable terms of such Contract or under which the financial obligations of Bank are less than one hundred and five percent (105%) of the financial obligations of Bank under such Contract on the date hereof, (C) modifications, amendments and terminations that Bank does not reasonably expect will materially reduce the expected business or economic benefits to, or impose additional material obligations on, Bank under such Contract or (D) automatic terminations in accordance with the applicable terms of such Contract;

(v)          sell, transfer, license or otherwise dispose of any property or asset of Bank (other than Intellectual Property) with a value greater than $250,000 individually or $5,000,000 in the aggregate, other than in the ordinary course of business or as contemplated by the Annual Budget;

(vi)         sell, transfer, license, let lapse, abandon, or otherwise dispose of any material Bank Intellectual Property, other than non-exclusive licenses granted by Bank in the ordinary course of business consistent with past practice;

(vii)        subject any assets of Bank to a Lien, other than in (x) connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or (y) the ordinary course of business consistent with past practice;

(viii)       merge or consolidate with any other Person;

(ix)          acquire any material assets or make any material investment, whether by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(x)           incur any liability for borrowed money (or guarantee any indebtedness for borrowed money) in excess of $250,000 individually or $1,500,000 in the aggregate, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (it being understood and agreed that the foregoing does not relate to accepting deposits), in each case, other than in the ordinary course of business or as contemplated by the Annual Budget;

(xi)          sell or securitize Loans (A) from the date hereof until December 31, 2021, with a value greater than $100,000 individually or $250,000,000 in the aggregate, other than as contemplated by the Annual Budget and (B) from January 1, 2022, until the Closing, other than as required pursuant to the terms of a Material Contract;

(xii)         other than as contemplated by the Annual Budget or as required by any Bank Employee Plan set forth on Section 5.14(a) of the Bank and Seller Disclosure Schedule, (A) increase, grant or provide any severance or termination payments or benefits to any employee of Bank, (B) increase the base salary or wage rate, grant any retention, change in control, transaction or other bonus or similar awards, or make any new equity awards to, any employee of Bank, (C) hire any employee or engage any independent contractor (who is a natural person) with an annual target cash compensation greater than $115,000, (D) terminate the employment of any Key Employee (other than for cause) or otherwise implement a layoff or other reduction in force of Bank employees that would trigger any obligation under the WARN Act (other than pursuant to Section 7.09(a)), (E) accelerate the payment or vesting of amounts payable under any Bank Employee Plan or (F) amend or modify in any material respect (including changing the eligibility or participation terms thereof) or terminate any existing Bank Employee Plan or adopt or enter into any new arrangement that would be a Bank Employee Plan if in effect on the date hereof;

(xiii)        voluntarily recognize any union or other employee representative body;

(xiv)        settle or compromise any Action, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises or releases, dismissals or dispositions that (A) involve solely the payment prior to the Measurement Time of consideration in an amount not in excess of $100,000 individually and (B) do not include any admission of guilt or wrongdoing by Bank;

(xv)         enter into any new line of business outside of its existing business or offer any new products outside of its existing product line (provided that the foregoing shall not restrict or limit alterations, modifications or other changes to existing products that do not change the nature and classification of such product);

(xvi)        increase the pricing terms of any deposit account of Bank, or alter the mix of rate, products, terms and account types with respect to Deposit Liabilities, other than ordinary course changes in response to changes in the market for similar Deposit Liabilities;

(xvii)       open or accept any new deposits instruments with a term of greater than eighteen (18) months;

(xviii)      materially alter any of its policies or practices with respect to (A) lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing and (B) the rates, fees, interest, charges, levels or types of services or products available to customers of Bank (other than ordinary course changes to its policies or practices in response to changes in the market for similar items), in each case, from those in effect on the date of this Agreement;

(xix)        make or authorize any capital expenditures, except for (x) as contemplated by the Annual Budget or (y) unbudgeted capital expenditures in an amount not to exceed $250,000 individually or $1,500,000 in the aggregate (capital expenditures contemplated in the foregoing clause (x) shall not count towards such amount in this clause (y));

(xx)         (A) make or rescind any material election relating to Taxes of Bank in a manner that is inconsistent with past practice or (B) make any material change Bank’s method of accounting, keeping of books of account, accounting practices, or material method of Tax accounting, other than as required by GAAP (without regard to any optional early adoption date); or

(xxi)         agree to take or make any commitment to take any of the actions prohibited by this Section 7.01(a).

(b)           Other than Purchaser’s right to consent or withhold consent with respect to the foregoing matters, prior to the Closing, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ (including Bank’s) business, conduct or operations. Prior to the Closing, each of Seller and Bank shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business, conduct and operations, as applicable.

(c)           Notwithstanding anything herein to the contrary, nothing herein shall restrict, limit or prevent Seller or Bank from taking, or refraining from taking, any and all actions, whether or not in the ordinary course of business, if such action (or inaction) has been requested or required by (or is necessary to comply with the request or a requirement of) a Governmental Authority.

7.02         Efforts.

(a)           From the date hereof until the Closing or the earlier valid termination of this Agreement, on the terms and subject to the conditions set forth in this Agreement, each of Seller, Bank and Purchaser shall (and shall cause its Affiliates to) (i) use its and their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, required, proper, desirable or advisable under Law, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable and (ii) to the extent permitted by Law, cooperate in good faith with Purchaser (in the case of Seller and Bank and their Affiliates) and with Seller and Bank (in the case of Purchaser and its Affiliates) in connection therewith.

(b)           Without limiting the foregoing, from the date hereof until the Closing or the earlier valid termination of this Agreement, Seller, Bank and Purchaser shall (and shall cause their respective Subsidiaries and Affiliates to) cooperate and use their reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, waivers, Permits and other authorizations of all Governmental Authorities necessary, required, proper, desirable or advisable to consummate the transactions contemplated by this Agreement, including making all necessary, required, proper, desirable or advisable filings in respect of the Requisite Regulatory Approvals relating to the transactions contemplated by this Agreement as promptly as practicable, but in any event within thirty (30) days of the date of this Agreement. Seller, Bank and Purchaser shall each be given the opportunity, to the extent not prohibited by Law, to review in advance, and shall consult with the other with respect to written information submitted to any Governmental Authority or other Third Party. Purchaser shall inform Seller and Bank of substantive discussions and meetings with Governmental Authorities to the extent (i) relating to the Requisite Regulatory Approvals and (ii) permitted by Law. In exercising the foregoing right, each of Seller, Bank and Purchaser shall (and shall cause its respective Affiliates to) act reasonably and as promptly as practicable. To the extent permitted by Law, each of Seller, Bank and Purchaser shall (A) consult with the other with respect to obtaining all consents, approvals, waivers, Permits and other authorizations of all Governmental Authorities and other Third Parties necessary, required, proper, desirable or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, and (B) keep the other(s) apprised of the status of material matters relating to the completion of the transactions contemplated hereby. “Requisite Regulatory Approvals” means the approvals, consents and non-objections of Governmental Authorities set forth on Section 7.02(b) of the Bank and Seller Disclosure Schedules.

(c)           Nothing contained herein shall be deemed to require Purchaser (or to cause its Subsidiaries or Affiliates) to agree or commit to (x) take any action or (y) any condition, limitation or restriction (A) on Purchaser or its Affiliates that would, individually or in the aggregate with all other such actions, conditions, limitations or restrictions on Purchaser or its Affiliates, reasonably be expected to have a material adverse effect on Purchaser and its Affiliates, taken as a whole (measured for this purpose as though they, collectively, were the size of Bank), or (B) that would, individually or in the aggregate with all other such actions, conditions, limitations or restrictions, reasonably be expected to result in a Material Adverse Effect on Bank (any commitment or action, condition, limitation or restriction contemplated by the foregoing clause (A) or (B), a “Burdensome Condition”).

(d)           Nothing contained herein shall be deemed to require Seller or Bank to (or to cause their respective Subsidiaries or Affiliates to) agree or commit to (x) take any action or (y) any condition, limitation or restriction, in each case, in connection with obtaining any Requisite Regulatory Approval (such actions, “Bank Remedial Actions”), unless such Bank Remedial Action (i) relates solely to the business of Bank (and not any other business of Seller) and (ii) shall only be effective upon or following the Closing.

(e)           Each Party shall, upon request, furnish to the other Party all information concerning itself, its Affiliates, directors, officers, employees and shareholders and such other matters as may be reasonably necessary, required, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of it or any of its Affiliates with or to any Governmental Authority or other Third Party in connection with the transactions contemplated by this Agreement, in each case, other than information disclosure of which is prohibited by Law.

(f)           Any Party may, as it deems necessary, required, proper, desirable or advisable, designate any competitively sensitive business or other proprietary or confidential information provided to the other Party under this Section 7.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient Party, and will not be disclosed by such outside counsel to Representatives of the receiving Party, unless express written permission is obtained in advance from the source of the materials or its legal counsel.

7.03         Press Releases.

(a)           From the date hereof until the Closing or the earlier valid termination of this Agreement, Seller, Bank and Purchaser shall consult with each other before issuing (or permitting any Affiliate to issue) any press release or public statement or making any other public disclosure related to this Agreement or the transactions contemplated hereby, including the Merger (a “Public Transaction Disclosure”). From the date hereof until the Closing or the earlier valid termination of this Agreement, (i) Seller and Bank shall not (and shall cause their Affiliates not to) issue any press release or otherwise make any public statement or disclosure concerning Purchaser or its Affiliates or their respective business, financial condition or results of operations without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) Seller and Bank shall not (and shall cause their Affiliates not to) issue any press release or publicly-available statement or publicly-available disclosure concerning Bank or its respective business, financial condition or results of operations without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) Purchaser shall not (and shall cause its Affiliates not to) issue any press release or otherwise make any public statement or disclosure concerning Seller or its Affiliates or their respective business, financial condition or results of operations without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Section 7.03 shall not prohibit or restrict Seller, Bank or Purchaser (or any of their respective Affiliates) from making any press release or public statement or disclosure (i) necessary to satisfy its disclosure obligations imposed by Law or applicable public stock exchange or any other similar self-regulatory organization or (ii) that contains only statements concerning this Agreement or the transactions contemplated hereby are consistent with and limited in all material respects to the statements contained in previous Public Transaction Disclosures.

7.04         Access; Information.

(a)           To the extent permitted by Law and the terms of Section 7.07, from the date hereof until the Closing or the earlier valid termination of this Agreement, Bank shall (i) afford to Purchaser and its Representatives reasonable access upon reasonable prior written notice and during normal business hours, to the (A) officers, employees, properties, offices and other facilities of Bank, and (B) Contracts, books and records and other documents and data relating exclusively to the business of Bank, in each case, that Purchaser, through its Representatives, may from time to time reasonably request and (ii) furnish Purchaser and its Representatives all relevant financial, operating and other data and information relating exclusively to Bank in Bank’s possession or control that Purchaser, through its Representatives, may from time to time reasonably request; provided, however, that Purchaser’s access to Tax Returns and other Tax information filed by or otherwise relating to Bank shall be governed by Section 7.11. Purchaser shall, and shall cause its Affiliates and Representatives to, conduct its activities permitted under this Section 7.04 in a manner that will not unreasonably interfere with the conduct of the business or operations of Seller and its Affiliates. All requests for access to such books and records shall be made to such representatives of Bank as Bank shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Purchaser agrees to indemnify and hold harmless Seller for any and all Losses incurred by Seller, its Affiliates or their Representatives arising out of the access rights under this Section 7.04(a), including any and all claims or causes of action by any of Purchaser’s Representatives for any injuries or property damage related thereto.

(b)           Following the Closing, Purchaser shall (and shall cause its Affiliates to) maintain the books and records of Bank in accordance with Bank’s document retention policies as of the date of this Agreement (“Bank’s Document Retention Policies”). Purchaser shall grant Seller and its Representatives reasonable access upon reasonable prior written notice and during normal business hours to all books, records and other data related to Bank and to employees of Purchaser and its Affiliates with appropriate knowledge about the business and operations of Bank (including making such Persons reasonably available to Seller for depositions, witness preparation, trial preparation and fact-gathering, but excluding any proceedings, or threatened proceedings, between Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand) upon reasonable prior written notice; provided that Seller and its Representatives shall only be entitled to such access to the extent such access is required, necessary or advisable (i) pursuant to Section 3.06(d) or (ii) in connection with (A) Seller’s or its Affiliates’ preparation of its financial statements or Tax Returns, (B) regulatory or compliance matters relating to Seller’s prior ownership of Bank, or (C) claims, disputes, proceedings and litigations relating to Seller’s prior ownership of Bank (but excluding any such claims, disputes, proceedings and litigations between Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand). A true, correct and complete copy of Bank’s Document Retention Policies have been made available to Purchaser or, if not made available to Purchaser or if not covered by Bank’s Document Retention Policies, the Bank’s Document Retention Policies shall be the most applicable document retention policy of Purchaser.

(c)            Notwithstanding anything herein to the contrary, none of the Parties shall be required to provide (or cause its Affiliates to provide) access to any officers, employees, properties, offices or other facilities, contracts, books and records, data, documents or other information to the extent that such access would reasonably be expected to (i) violate Law or adversely impact or jeopardize any legal privilege or work product doctrine; (ii) result in the disclosure of any confidential supervisory information, trade secrets or competitively sensitive information of (x) such Party or its Affiliates or (y) any Third Party to whom such Party (or its Affiliates) has confidentiality obligations, (iii) result in the other Party gaining access to any information relating to such Party’s or its Affiliates’ (other than Bank) assets, branches, facilities, businesses or operations not subject to this Agreement, (iv) create any actual or reasonably likely conflict of interest, (v) except as contemplated in Section 7.04(a)(ii), result in the disclosure of any Tax Return or any Tax-related work papers of such Party or any of its Affiliates or (vi) jeopardize the health, wellness or safety of any Representative of such Party or its Affiliates (or any of its or their Representatives); provided that such Party shall use commercially reasonable efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable disclosure to the other Party (or its Representatives) to occur without, in the case of the (A) foregoing clause (i), violating such Law or jeopardizing such privilege; (B) foregoing clause (ii), disclosing such confidential supervisory information, trade secrets or competitively sensitive information; (C) foregoing clause (iii), disclosing such information; (D) foregoing clause (iv), creating any actual or reasonably likely conflict of interest; (E) foregoing clause (v), disclosing such Tax Return or Tax-related work papers; and (F) foregoing clause (vi), jeopardizing the health, wellness or safety of any such Representative.

(d)            To the extent permitted by Law and the terms of Section 7.07, from the date hereof until the Closing or the earlier valid termination of this Agreement, Bank shall (i) reasonably cooperate with Purchaser to assist Purchaser’s efforts to contact each Key Sponsor to obtain information relating to the business and operations of each Key Sponsor and its relationship with Bank, and (ii) reasonably cooperate with Purchaser to assist Purchaser and its Subsidiaries to enter into employment arrangements or other restrictive covenant arrangements with each Key Employee prior to Closing; provided that in no event shall this clause (ii) require any specific actions or cooperation by any individual employee of Bank or be deemed to require any individual Key Employee to enter into any such arrangement.

7.05         Exclusivity. Until the Closing or the earlier valid termination of this Agreement, Seller and Bank shall not (and shall cause their Affiliates and Representatives not to), directly or indirectly, solicit, knowingly encourage or initiate any inquiry, indication of interest, proposal or offer from, any Person relating to any sale transaction involving Bank or the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations or enter into any agreement with, any Person (other than Purchaser and its Affiliates) involving any sale transaction involving Bank, or enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) relating to such sale transaction involving Bank; provided, however, that this Section 7.05 shall not apply to, or limit or restrict the Parties or their respective Affiliates from providing information to any Governmental Authority.

7.06         Notice of Changes. Until the Closing or the earlier valid termination of this Agreement:

(a)            Seller and Bank shall promptly notify Purchaser in writing any (i) change, effect, event, occurrence, state of facts or circumstances or development that (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) would or would reasonably be expected to result in the failure of any of the conditions set forth in Article VIII to Purchaser’s obligation to consummate the Closing not to be satisfied, (ii) notice or other communication from any Governmental Authority to Seller or Bank alleging that the consent of such Governmental Authority is or may be required in connection with the transactions contemplated hereby and (iii) any Action commenced or, to the Knowledge of Seller, threatened against Bank that would have been required to be disclosed in Section 5.13 of the Bank and Seller Disclosure Schedule had it arisen prior to the date hereof or that relates to the consummation of the transactions contemplated by this Agreement; provided, that a failure to comply with this Section 7.06(a) shall not constitute the failure of any condition set forth in Article VIII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VIII to be satisfied.

(b)            Purchaser shall promptly notify Seller and Bank in writing any (i) change, effect, event, occurrence, state of facts or circumstances or development that (A) has had or would reasonably be expected to prevent or materially impair or materially delay, Purchaser’s ability to (x) satisfy its obligations hereunder, (y) consummate the transactions contemplated hereby or (z) promptly obtain the Requisite Regulatory Approvals or (B) would or would reasonably be expected to result in the failure of any of the conditions set forth in Article VIII to Seller’s or Bank’s obligation to consummate the Closing not to be satisfied, (ii) notice or other communication from any Governmental Authority to Purchaser or its Affiliates alleging that the consent of such Governmental Authority is or may be required in connection with the transactions contemplated hereby and (iii) any Action commenced or, to the Knowledge of Purchaser, threatened against Purchaser that would have been required to be disclosed in Section 6.06 of the Purchaser Disclosure Schedule had it arisen prior to the date hereof or that relates to the consummation of the transactions contemplated by this Agreement; provided, that a failure to comply with this Section 7.06(b) shall not constitute the failure of any condition set forth in Article VIII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VIII to be satisfied.

7.07         Confidentiality.

(a)            Subject to Section 7.07(b), until the two (2) year anniversary of the Closing or the valid termination of this Agreement, each of Seller, Bank and Purchaser shall (and shall cause its Affiliates and Representatives to) keep confidential all information, documents and data furnished or otherwise made available to it (or its respective Affiliates or Representatives) by or on behalf of (x) Purchaser (in the case of Seller and, prior to the Closing, Bank and their Affiliates and Representatives), (y) Seller (in the case of Purchaser and, following the Closing, Bank and their Affiliates and Representatives) or (z) Bank (in the case of, prior to the Closing, Purchaser and, following the Closing, Seller and their respective Affiliates and Representatives) (any such Party at the applicable time, the “Disclosing Party”) whether before, on or after the date of this Agreement, including any technical, scientific, trade secret or other proprietary information, whether oral, written electronic or otherwise, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other materials prepared by or for such Party or its respective Affiliates or Representatives, that contain, incorporate, reflect or are based upon or generated from such information, including all copies, electronic or otherwise, and reproductions thereof (collectively, “Confidential Information”); provided, however, that the foregoing shall not prohibit or limit any disclosure of Confidential Information (i) to a Party’s respective Affiliates and Representatives who need to know such information for the purpose of assisting such Party in connection with the transactions contemplated by this Agreement (it being understood that a Party will be responsible for any breach of the terms of this Section 7.07(a) by any of its respective Affiliates or Representatives (or any failure to give or follow directions such Party is required to provide hereunder)); (ii) if required by Law or legal, judicial or administrative proceedings; (iii) if requested or required by any Governmental Authority; or (iv) to insurance brokers and/or insurance companies (in their capacity as an insurer of the applicable party) to the extent necessary to obtain (or extend) coverage or in connection with any claim or dispute. Notwithstanding the foregoing or anything to the contrary in this Agreement, the term “Confidential Information” will not include information that is or becomes (A) available to an applicable Party on a non-confidential basis from a source other than the Disclosing Party or its respective Affiliates or Representatives, if such other source lawfully obtained possession of such information and is not bound by a confidentiality obligation covering the relevant information or otherwise prohibited from disclosing the relevant information to such Party or (B) generally available to the public (other than as a result of a breach by such Party or its respective Affiliates or Representatives of this Section 7.07(a) or any other duty of confidentiality owed by it).

(b)            If a Party or any of its respective Affiliates or Representatives is required to disclose any Confidential Information pursuant to Section 7.07(a)(ii), such Party will (and will cause its Affiliates and Representatives to), to the extent permitted by Law, (i) give the other Disclosing Party prompt and prior written notice of such requirement and a list of any Confidential Information that such Party or its Affiliates or Representatives intends to disclose (and, if applicable, the text of the disclosure language itself) and (ii) cooperate with the Disclosing Party (at the Disclosing Party’s expense for reasonable and documented out-of-pocket expenses) to the extent that the Disclosing Party may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such legal, judicial or administrative proceedings. In the absence of a protective Order, other remedy or the receipt of a waiver from the Disclosing Party, the applicable Party or its Affiliates or Representatives are required to disclose Confidential Information in circumstances contemplated by Section 7.07(a)(ii), such Party will (and will cause its Affiliates and Representatives to) limit such disclosure to that which is required and use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information so disclosed. Without limiting the foregoing, no Party will oppose action by any other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded any Confidential Information.

(c)            Following the Closing, (i) any confidentiality obligations of Purchaser, including pursuant to Section 7.07(a), with respect to Confidential Information of Bank shall terminate and be of no further force and effect (it being understood that Purchaser and its Affiliates are not acquiring and shall continue to keep confidential, and not use for their own purposes, any information related to Seller or its Affiliates (other than Bank) that Purchaser or its Affiliates receive in connection with the transactions contemplated by this Agreement relating to Seller or its Affiliates (other than Bank), including through the books and records of Bank); and (ii) Seller shall (and shall cause its Affiliates and Representatives to) maintain the confidentiality of all such information to the same extent as Purchaser was required to maintain the confidentiality of such information prior to the Closing pursuant to Section 7.07(a), and such information shall be deemed “Confidential Information” in the hands of Seller and its respective Affiliates and Representatives for all purposes hereunder; provided, however, that Seller and its respective Affiliates will maintain and use for its own business purposes (subject to the limitations in Section 7.08) historical information related to Bank that is retained by Seller and its respective Affiliates following the Closing.

(d)            The provisions of this Agreement, including this Section 7.07, and Section 7.02 will supersede any conflicting provision in that certain letter agreement, dated as of March 3, 2021, between Seller and Regions Financial Corporation (the “Confidentiality Agreement”) (but non-conflicting provisions will otherwise continue in full force and effect in accordance with their term).

(e)            Prior to the Closing, Seller and Bank, as applicable, shall use commercially reasonable efforts to enforce the terms and conditions of any confidentiality or non-disclosure agreement entered into with any other Person involving any sale transaction involving Bank, including with respect to any non-solicit of any Person. Seller shall (and shall cause its Affiliates and Subsidiaries to) assign at Closing any such confidentiality or non-disclosure agreement not entered into with Bank.

7.08         Intercompany Agreements; Release of Guaranties and Certain Other Obligations.

(a)            Purchaser acknowledges and agrees that Bank and Seller (and any of their applicable Affiliates) will enter into one or more mutual termination and release agreements, pursuant to which all contracts between Bank, on the one hand, and Seller or an Affiliate of Seller (other than Bank), on the other hand, whether relating to products, services or support provided to or by Bank or otherwise, shall be terminated as of the Closing without any continuing obligation or liability on the part of any party thereto, and Bank shall not be entitled to receive any products, services or support covered by such contracts, agreements, commitments or arrangements following the Closing. At or prior to the Closing, all Intercompany Receivables and Intercompany Payables shall be settled or paid in accordance with their terms.

(b)            Purchaser acknowledges and agrees that Bank and Seller (and any of their applicable Affiliates) may terminate, at or prior to the Closing, any guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement issued by or for the account of Seller or its Affiliates (other than Bank) with respect to Bank that is set forth on Section 7.08(b) of the Bank and Seller Disclosure Schedule. Purchaser shall obtain, at its sole cost and expense, prior to Closing, substitute credit support arrangements in replacement for such credit support arrangements, and shall procure that Seller and/or its Affiliates (other than Bank), and, where applicable, its sureties or letter of credit issuers, be fully released from its obligations under such credit support arrangements, in form and substance satisfactory to Seller. Seller will cooperate reasonably with Purchaser with respect to the foregoing.

7.09         Employees and Employee Benefits.

(a)            Prior to the Closing Date, Bank shall use its commercially reasonable efforts to cause all employees of the Bank to undergo Purchaser’s ordinary course background checks, fingerprinting and onboarding processes. In the event that any employee of Bank or its Subsidiaries fails to complete or to satisfy such background checks, fingerprinting and onboarding processes as of ten (10) Business Days prior to the Closing Date, (i) Bank shall terminate the employment of such employee effective immediately prior to the Closing, (ii) Bank shall be responsible for paying or providing any severance benefits with respect to any such termination (with the amount of any such severance benefits determined in accordance with the terms of the Bank Severance Plan in place as of immediately prior to the Closing) and shall timely provide any notices required to be provided under the Worker Adjustment and Retraining Notification Act of 1988 to any employee of Bank or its Subsidiaries terminated pursuant to the preceding sentence consistent with the requirements set forth in Section 7.14 and (iii) promptly following receipt of a written request for reimbursement from Seller (which shall be accompanied by documentation satisfactorily evidencing payment of any applicable amounts), Purchaser shall reimburse Seller for the total gross amount of all severance paid (or in the case of any benefits, provided) by Seller or Bank pursuant to clause (ii), including the employer-paid portions of applicable federal, state, local or foreign payroll or employment Taxes associated therewith.

(b)            Purchaser agrees that each employee of Bank at the Closing who continues to remain employed with Bank, Purchaser or any of their Affiliates (a “Continuing Employee”) shall, during the period commencing at the Closing and ending on the first (1st) anniversary of the Closing Date, be provided with (i) base salary or base wage that is no less favorable than the base salary or base wage provided by Bank to each such Continuing Employee immediately prior to the Closing, (ii) target annual incentive opportunities that are no less favorable than the target annual incentive opportunities provided by Bank to each such Continuing Employee immediately prior to the Closing, (iii) employee benefits that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iv) severance benefits that are no less favorable than the severance benefits provided by Bank to each such Continuing Employee immediately prior to the Closing under the Bank Severance Plan or, if more favorable, severance benefits provided by Purchaser or its Affiliates to similarly situated employees, in each case taking into account all service with Purchaser, Seller, Bank and their respective Affiliates in determining the amount of severance benefits payable.

(c)            Purchaser shall use reasonable best efforts to (i) cause any pre-existing conditions, exclusions or limitations and eligibility waiting periods under any group health plans of Purchaser or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Seller, Bank and their respective Affiliates for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of Purchaser and its Affiliates (including vacation accrual and severance benefit determinations), as if such service had been performed with Purchaser or the applicable Affiliate, except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits. Purchaser shall credit every Continuing Employee accrued but unused time-off entitlements, including vacation and sick leave balances, as applicable, accrued under Seller’s and Bank’s, as applicable, policies and programs immediately prior to the Closing and /or accrued balances of paid time-off or similar programs with Seller or Bank, as applicable, as of the Closing, except to the extent it would result in a duplication of benefits.

(d)            As soon as practicable following the end of the calendar year in which the Closing occurs, Purchaser shall (or shall cause one of its Affiliates to) make an annual bonus or other incentive award to each Continuing Employee who remains employed by Purchaser (or one of its Affiliates) as of the end of such calendar year in accordance with the terms and conditions of the applicable annual bonus or incentive plan maintained by Seller, Bank or their Affiliates in which the applicable Continuing Employee is eligible to participate as in effect immediately prior to the Closing. The amount of such payment shall be in respect of the entire calendar year in which the Closing occurs and such payment shall be made at the time Purchaser (or one of its Affiliates) pays annual bonuses or other incentive awards to its similarly situated employees in respect of such calendar year.

(e)            Prior to the Effective Time, Seller or one of its Affiliates shall adopt any resolutions and take any actions that are necessary to cause each employee of the Bank who, as of immediately prior to the Effective Time, has an outstanding account under a defined contribution plan that is sponsored by Seller or one of its Affiliates that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (each, a “Seller 401(k) Plan”) to be fully vested in their accounts under the applicable Seller 401(k) Plan as of the Closing Date.

(f)            Prior to making any written, oral, electronic or other communication to any director, officer or employee of Bank pertaining to compensation, severance or benefit matters that are affected by the transactions contemplated by this Agreement, Purchaser shall (i) provide Seller with (A) a copy of the intended communication and (B) a reasonable period of time to review and comment on such communication, and (ii) consider implementing any such comments from Seller in good faith.

(g)            Nothing contained herein is intended to (i) be treated as an amendment of any particular Bank Employee Plan, (ii) prevent Purchaser, Bank or any of their Affiliates from amending, modifying or terminating any of their benefit plans or, after the Closing, any Bank Employee Plan in accordance with their terms, (iii) prevent Purchaser, Bank or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee, or (iv) create any third party beneficiary rights in any employee of Bank, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Purchaser, Bank or any of their Affiliates or under any benefit plan that Purchaser, Bank or any of their Affiliates may maintain.

7.10            Further Assurances. Before, at and after the Closing, consistent with the terms and subject to the conditions set forth herein, the Parties shall (and shall cause their respective Affiliates to) promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as a Party may reasonably require in order to carry out any of the transactions contemplated hereby. Following the Closing, the Parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by Law with respect to the transactions contemplated by this Agreement.

7.11         Tax Matters.

(a)            Returns and Reports.

(i)            Seller shall prepare (or cause to be prepared) all Tax Returns in respect of Bank that (A) are required to be filed (taking into account any applicable extensions) on or before the Closing or (B) pertain to any Pre-Closing Tax Period and are required to be filed (taking into account any applicable extensions) after the Closing Date and are (x) Consolidated Tax Returns or (y) required to be filed by Seller (each, a “Seller Return”). All Seller Returns shall be prepared on a basis consistent with past practice and Agreed Tax Treatment (including Internal Revenue Service Form 8594), unless otherwise required by Law. With respect to any Seller Returns that relate solely to Bank, Seller shall deliver to Purchaser at least thirty (30) days prior to the due date for filing such Seller Return (taking into account any applicable extensions) a draft of each such Seller Return (in the form intended to be filed) and such additional information as Purchaser may reasonably request, subject to Section 7.04(c). Purchaser shall have the right to review each such Seller Return that relates solely to Bank and additional information, if any, prior to the filing of such Seller Return and Seller shall consider in good faith any reasonable comments provided by Purchaser in respect thereof. Purchaser shall timely file (or cause to be timely filed) any Seller Return that is prepared by Seller with respect to Bank pursuant to this Section 7.11(a) and delivered to Purchaser at least two (2) days prior to the due date for filing such Seller Return (taking into account any applicable extensions).

(ii)            Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all other Tax Returns (other than those relating to Transfer Taxes, which are addressed by Section 7.11(e)) required to be filed by Bank, or in respect of Bank. With respect to any Tax Return required to be filed by Purchaser for a Straddle Period (each, a “Purchaser Return”), Purchaser shall deliver to Seller for Seller’s approval, at least thirty (30) days prior to the due date for the filing of such Purchaser Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Seller is responsible pursuant to Section 7.11(f)(i) and a copy of such Purchaser Return, together with any additional information that Seller may reasonably request, subject to Section 7.04(c). Seller shall have the right to review such Purchaser Return, statement and additional information, if any, prior to the filing of such Purchaser Return, and Purchaser shall reflect on such Purchaser Return any reasonable comments submitted by Seller at least five (5) days prior to the due date of such Purchaser Return.

(iii)            Purchaser shall promptly after filing provide (or cause Bank to provide) Seller with a copy of each Seller Return filed after the Closing and each Purchaser Return. Seller shall promptly thereafter pay to Purchaser the amount of any Taxes allocable to the Pre-Closing Tax Period shown as due and payable on such Purchaser Return.

(iv)            With respect to a Straddle Period, the determination of Taxes attributable to the Pre-Closing Straddle Period and the Post-Closing Straddle Period, shall be made by assuming that the Straddle Period ended as of the Closing, except that (A) exemptions, allowances or deductions that are calculated on an annual basis and (B) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, in each case, shall be prorated on the basis of the number of calendar days in the Pre-Closing Straddle Period as compared to the number of calendar days in the Post-Closing Straddle Period.

(v)             To the extent permitted by Law, Bank shall elect to close each taxable period as of or prior to the Closing. Any Tax Return of Bank or Seller (to the extent related to Bank) for a Straddle Period shall, to the extent permitted by Law, be filed on the basis that the relevant Tax period ended as of the close of business on the Closing Date.

(vi)            Neither Purchaser nor any of its Affiliates shall file an amended Tax Return, or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to Bank for a Pre-Closing Tax Period or a Straddle Period without the prior written consent of Seller.

(b)            Refunds; Carrybacks.

(i)            Except to the extent any Tax refund or overpayment has increased the Closing Stockholder’s Equity or otherwise been taken into account to cause the Purchase Price to include the benefit of such refund or overpayment, any Tax refund (including any interest in respect thereof) received by Purchaser or any Affiliate thereof, and any amounts of overpayments of Tax credited against Taxes that Purchaser or any Affiliate thereof otherwise would be or would have been required to pay that relates to Taxes for which Seller is obligated to indemnify Purchaser under Section 7.11(f), shall be for the account of Seller, and Purchaser shall pay to Seller any such refund or the amount of any such credit within thirty (30) days after receipt or the application of any such refund or credit to reduce a Tax liability of Purchaser or any Affiliate thereof. In connection with the foregoing, if Seller determines that Bank is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) with respect to a Pre-Closing Tax Period, Seller shall be entitled, at Seller’s expense, to file or make, or to request that Purchaser cause Bank to file or make, such formal or informal claim for refund, and Seller shall be entitled to control the prosecution of such claim for refund. Purchaser will (and will cause Bank to) (A) cooperate with respect to such claim for refund and (B) pay the amount (including interest) of any related refund, credit, offset or other similar benefit received or realized by Purchaser or any Affiliate thereof, net of any unreimbursed costs incurred by Purchaser and its Affiliates in respect of such refund, credit, offset or other similar benefit, within five (5) days of receipt (or realization) thereof. Purchaser and its Affiliates shall be entitled to retain, or receive prompt payment from Seller with respect to, any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to Bank for a Tax period beginning after the Closing. Purchaser and Seller shall equitably apportion any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to Bank for a Straddle Period in a manner consistent with the principles set forth in Section 7.11(a)(iv). Neither Purchaser nor Bank shall carry back any net operating loss or other item or attribute from any taxable period beginning after the Closing to any taxable period beginning on or prior to the Closing.

(c)            Mutual Assistance and Cooperation. Each of Purchaser and Seller shall, subject to Section 7.04(c), provide the other party with such information and records, and make such of its and its Affiliates’ officers, directors, employees and agents available, as may reasonably be requested by the other party in connection with the preparation of any Tax Return or the conduct of any audit or other proceeding relating to Taxes of Bank for any Pre-Closing Tax Period or a Straddle Period and the preparation of Internal Revenue Service Form 8594, which is required to be filed by both Purchaser and Seller. Purchaser shall, within one hundred and twenty (120) days after the end of the applicable Tax period, prepare, or cause Bank to prepare, in either case in a manner consistent with past practice, all Tax work paper preparation packages necessary to enable Seller to prepare, or cause to be prepared, all Tax Returns that Seller is obligated to prepare, or cause to be prepared, with respect to such Tax period under this Agreement. Notwithstanding anything herein to the contrary, (i) Seller shall not be required to provide Purchaser with a copy of, or otherwise disclose the contents of, any Consolidated Tax Return and (ii) Purchaser shall not be required to provide Seller with a copy of, or otherwise disclose the contents of, any Tax Returns with respect to federal, state, provincial, local or foreign Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis that include Bank, on the one hand, and Purchaser or any of its Affiliates, on the other hand. Purchaser shall (and shall cause its Affiliates to) reasonably cooperate with Seller to reduce the amount of withholding Taxes imposed on the payment of the Purchase Price, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes.

(d)            Contest Provisions.

(i)              Seller shall have the exclusive authority to control any audit, examination, dispute, litigation or other proceeding in respect of Taxes, initiate any claim for refund, amend any Tax Return, and contest, settle, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability (each, a “Tax Contest”) for which Seller is or may be obligated to indemnify Purchaser under Section 7.11(f). After the Closing, Purchaser shall promptly notify Seller (but in any event within twenty (20) days, or such shorter period as is required, necessary or advisable to enable Seller to comply with Law, including as may be required, necessary or advisable to answer summons of complaints or generally answering Actions within periods and deadlines required by Law), of receipt by Purchaser or Bank or any of their Affiliates of written notice of any such Tax Contest for which Seller is or may be obligated to indemnify Purchaser under Section 7.11(f)(i). In addition to the foregoing, Purchaser shall promptly provide to Seller copies of all written notices and other documents received by Purchaser or Bank or any of their respective affiliates relating to any such Tax Contest.

(ii)             After the Closing, Purchaser shall (at its sole cost and expense) have the right to control any Tax Contest not described in Section 7.11(d)(i); provided that, to the extent that such Tax Contest involves an issue that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined for which Seller would be required to indemnify Purchaser pursuant to Section 7.11(f): (A) Seller may (at its own expense) participate in the audit, examination, dispute, litigation or other proceeding related to such Tax Contest, (B) Purchaser shall keep Seller timely informed with respect to the commencement, status and nature of such Tax Contest, (C) Purchaser shall (and shall cause its Affiliates to) act in good faith to (x) timely and diligently resolve such Tax Contest and (y) consider any reasonable comments proposed by the Seller that are related to the defense of such Tax Contest, and (D) Purchaser shall not (and shall cause its Affiliates not to) settle, compromise or dispose of such Tax Contest if such settlement, compromise or disposition could reasonably be expected to adversely affect Seller without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(iii)            If notice required by Section 7.11(d)(i)is not given to Seller or Purchaser, as applicable, within a sufficient period of time to allow Seller or Purchaser, as applicable, to effectively contest such Tax Contest, or in reasonable detail to apprise Seller or Purchaser, as applicable, of the nature of the Tax Contest, in each case taking into account the facts and circumstances with respect to such Tax Contest, Seller or Purchaser, as applicable, shall not be liable to the other party or any of its Affiliates to the extent that such other party’s ability to effectively contest such Tax Contest is materially prejudiced as a result thereof.

(e)            Transfer Taxes. Purchaser shall be liable for any transfer, stamp, documentary, registration, sales, use tax and other such Taxes and any conveyance fee, recording charge and other fees and charges (together with any penalties and interest, “Transfer Taxes”) incurred as a result of the transfers effected pursuant to this Agreement. All Tax Returns with respect to Transfer Taxes incurred in connection with, or as a consequence of, this Agreement shall be timely filed by the party responsible for such filing under Law, and all such Transfer Taxes (and all reasonable out-of-pocket costs and expenses for preparation of such Tax Returns) shall be borne by Purchaser. Purchaser and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by Law. If Seller pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by any taxing authority, Purchaser will reimburse Seller for the amount of such Transfer Tax within thirty (30) days of Seller’s written demand therefor.

(f)            Tax Indemnity.

(i)              Following the Closing, Seller shall indemnify and hold harmless the Purchaser from and against, and shall pay all (A) liability for Taxes of Bank for any Pre-Closing Tax Period, (B) Taxes of Bank for the Pre-Closing Straddle Period, (C) Taxes associated with a breach by Seller of the representations in Section 5.16 and (D) Taxes of any Person (other than Bank) as a transferee, successor or as a result of having been a member of a consolidated or combined tax group for any Pre-Closing Tax Period; provided, however, that (w) Seller’s indemnity obligation for Taxes pursuant to this Section 7.11(f) shall be reduced by the amount of any refunds of Taxes with respect to Pre-Closing Tax Periods to the extent received after the Closing by Purchaser or any of its Affiliates and not remitted to Seller prior to the date on which Seller is required to make the applicable indemnity payment hereunder to the extent such refund is owed to Seller under Section 7.11(b); Seller shall not indemnify, defend or hold harmless the Purchaser from any liability for (I) Transfer Taxes for which Purchaser is responsible pursuant to Section 7.11(e) or (II) Taxes attributable to a breach by Purchaser of any of its covenants or agreements in this Agreement. Further, Seller’s obligation to indemnify, defend or hold harmless Purchaser from a Tax liability pursuant to this Section 7.11(f) shall terminate effective with the expiration of the applicable statute of limitations (including extensions) in respect of such liability, unless prior to such termination date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, pursuant to 7.11(f)(ii).

(ii)             Any indemnity payment required to be made pursuant to this Section 7.11(f) shall be made within thirty (30) days after the Indemnified Party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the applicable taxing authority.

(iii)            Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Section 7.11, except as otherwise provided in Sections 9.02(b), 9.03(b), 9.05(a), 9.05(b), 9.06(a), 9.06(b) and 9.07.

7.12         Intellectual Property; Seller Marks.

(a)            Seller Marks. Notwithstanding anything to the contrary in this Agreement, Purchaser, for itself and its Affiliates, acknowledges and agrees that Purchaser is not purchasing, acquiring or otherwise obtaining ownership or rights in or to any (i) Trademark set forth on Section 7.12(a) of the Bank and Seller Disclosure Schedules, (ii) other Trademark incorporating the word “CMS,” “CMS Energy,” “Consumers” or “Consumers Energy” or (iii) derivative of the foregoing. Seller, Purchaser, and Bank shall each be permitted to refer to the historic relationship between Bank, on the one hand, and the Seller, on the other hand, for non-promotional purposes.

(b)            Bank Trademarks. Prior to the Closing, Seller shall, and shall cause its Affiliates (if applicable) to assign, convey and transfer to Bank all of Seller’s and its Affiliates’ right, interest and title in and to the Trademarks set forth on Section 7.12(b) of the Bank and Seller Disclosure Schedules.

7.13         Insurance. Purchaser acknowledges and agrees that, following the Closing, Bank will not be insured under any insurance policy of Seller or any of its Affiliates. Purchaser will not (and will cause its Affiliates not to) make or attempt to make any claim under any insurance policy of Seller or its Affiliates that is not held directly by Bank whether in respect of matters relating to the period before, at or after the Closing. Following the Closing, neither Seller nor any of its Affiliates will be obligated to make or attempt to make any claim under any insurance policy on behalf of Bank, Purchaser or any of their respective Affiliates.

7.14         Compliance with WARN Act. The Parties agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state Law (the “WARN Act”) as a result of the transactions contemplated by this Agreement. Purchaser shall be responsible for any obligation with respect to the employees of Bank under the WARN Act arising or accruing at or after the Closing. Seller shall be responsible for any such obligation arising or accruing before the Closing.

7.15         Indemnification of Directors and Officers; D&O Insurance.

(a)            All rights to indemnification for and exculpation from liabilities for acts, events, transactions or omissions occurring (or that are alleged to have occurred), at or prior to the Closing, existing in favor of the current or former directors, officers, employees and, managers of Bank or those individuals who become, prior to the Closing, a director, officer, employee or manager of Bank (each such director officer, employee or manager an “Indemnified D&O”) as provided in the organizational or governance documents of Bank will survive the Closing and continue in full force and effect in accordance with their respective terms. To the extent permitted by applicable Law, Purchaser shall (or shall cause one of its Affiliates to) advance expenses incurred by any Indemnified D&O to the fullest extent such Indemnified D&Os are entitled to advancement of expenses by Bank pursuant to such organizational or governance documents or such indemnification agreements; provided that, if requested by Purchaser, the Indemnified D&O to whom expenses are advanced shall provide an undertaking (in reasonable and customary form) to repay such advances if it is determined in a final and non-appealable Order that such Indemnified D&O is not entitled to indemnification.

(b)            Notwithstanding anything in this Section 7.15 to the contrary, no Indemnified D&O shall have any right to contribution, indemnification, exculpation or right of advancement of expenses from Purchaser or any of Purchaser’s successors, with respect to any indemnification claims made by Purchaser under Article IX.

(c)            For a period of not less than six (6) years after the Closing, Purchaser shall (or shall cause its Affiliates to) continuously maintain in effect, at its own cost and expense, directors’ and officers’ liability and fiduciary liability insurance, covering each Indemnified D&O, in their capacity as directors, officers, employees and/or managers of Bank, for actual and alleged acts, events, transactions and omissions occurring at or prior to the Closing (including with respect to the transactions contemplated hereby) on terms no less favorable to such Indemnified D&Os than the insurance policies providing such coverage to the Indemnified D&Os in effect on the date of this Agreement or the day such individual becomes an Indemnified D&O (including with respect to levels coverage and insurance limits (with no retention) and with an insurer that has, at the time such coverage is written the same or higher A.M. Best rating as the current primary directors’ and officers’ liability and fiduciary liability insurer covering Indemnified D&Os); provided, however, that in complying with its obligations pursuant to this Section 7.15(a), Purchaser shall not be required to expend annually in the aggregate an amount in excess of the amount set forth on Section 7.15(a) of the Purchaser Disclosure Schedule (the “Premium Cap”) and, if Purchaser cannot obtain the insurance coverage required under this Section 7.15(a) without paying in excess of the Premium Cap, Purchaser shall (or shall cause its Affiliates to) purchase such insurance with the maximum coverage reasonably available for the Premium Cap; provided, further, this Section 7.15(a) may be satisfied if, prior to or as of the Closing, Purchaser obtains, or if Purchaser is not able to obtain, Seller in cooperation with Purchaser obtains (with the cost of such “tail coverage” policy reimbursed by Purchaser; it being understood and agreed that Seller is under no obligation to obtain such “tail coverage” policy), one or more prepaid and non-cancelable policies (i.e., “tail coverage”) which, in the aggregate, provide the Indemnified D&Os with the coverage described in this Section 7.15(a) for an aggregate period of not less than six (6) years following the Closing with respect to claims arising from acts, events, transactions and omission that occurred (or are alleged to have occurred) at or prior to the Closing.

(d)            In the event that, after the Closing, Purchaser, Bank or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, and in each such case, Purchaser shall (or shall cause its Affiliates, as applicable) to make proper provision so that such successors and assigns expressly assume the obligations set forth in this Section 7.15.

(e)            The provisions of this Section 7.15 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified D&O and his or her heirs, executors, administrators and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, exculpation, advancement of expenses or contribution that any Indemnified D&O and his or her heirs, executors, administrators and representatives may have from Bank or any other Person by Contract or otherwise, except as expressly provided herein.

7.16        Release. Effective at the Closing, (a) Seller, on behalf of itself and each of its Affiliates (and each of its and their respective heirs, successors and assigns), hereby irrevocably and unconditionally releases, remises and forever discharges any and all rights, claims and Losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against Bank and its successors and assigns (each, a “Bank Releasee”) and (b) Purchaser, solely on behalf of Bank (and Bank’s successors and assigns), hereby irrevocably and unconditionally releases, remises and forever discharges any and all rights, claims and Losses of any type that Bank has had, now has or might now or hereafter have against Seller and its individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, successors and assigns (each, a “Seller Releasee”), in each case of the foregoing clauses (a) and (b), in respect of, relating to or arising in connection with facts, developments, events, actions, omissions or circumstances occurring at or prior to the Closing, except, in each case, for (i) rights, claims and Losses arising under this Agreement including indemnity provided in Article IX or (ii) in the case of Indemnified D&Os rights under any (A) indemnification provisions of the articles of incorporation, the bylaws or other organizational or governance documents of Bank, as applicable, and (B) employment, stock option, bonus or other employment or compensation agreements or plans. Each Party, for itself, and on behalf of its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any claim or proceeding of any kind against any Bank Releasee or Seller Releasee, based upon any matter purported to be released hereby. The Parties acknowledge that this Section 7.16 is not an admission of liability or of the accuracy of any alleged fact, event, development omission or claim. This Section 7.16 shall not be construed as an admission in any dispute, action, litigation, arbitration, mediation or other proceeding as evidence of or any admission or acknowledgement by any Party of any violation, infraction or wrongdoing. Without limiting the foregoing, upon written request from any Bank Releasee or Seller Releasee made promptly after the Closing, as applicable, Seller or Purchaser shall confirm (or cause their applicable Affiliates to confirm) in writing the scope of the foregoing release.

ARTICLE VIII

CLOSING CONDITIONS

8.01        Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each of Purchaser, Bank and Seller to effect the transactions contemplated hereby shall be subject to the fulfillment or, if permitted by Law, written waiver by Purchaser, Bank or Seller, as applicable, prior to the Closing of each of the following conditions:

(a)            Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained without imposition of a Burdensome Condition and be in full force and effect and all related waiting periods (including any extensions thereto) required by Law shall have expired or been terminated early.

(b)           No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that remains in effect and prohibits consummation of the Closing or the other transactions contemplated hereby.

8.02        Conditions to Obligations of Seller and Bank. The obligation of Seller and Bank to effect the transactions contemplated hereby is also subject to the fulfillment or, if permitted by Law, written waiver by Seller and Bank, prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.

(i)           The Purchaser Fundamental Representations shall be true and correct in all respects (except for any de minimis inaccuracy) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).

(ii)          All of the other representations and warranties of Purchaser set forth in Article VI shall be true and correct (read without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar qualification contained in such representations and warranties) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prevent or materially impair or materially delay, Purchaser’s ability to (x) satisfy its obligations hereunder, (y) consummate the transactions contemplated hereby or (z) promptly obtain the Requisite Regulatory Approvals.

(b)           Performance of Obligations of Purchaser. Purchaser shall have complied with (and performed) in all material respects all obligations and agreements required to be complied with (or performed by) Purchaser under this Agreement at or prior to the Closing.

(c)           Purchaser Officer’s Certificate. Seller and Bank shall have received a certificate, dated as of the Closing Date and validly executed on behalf of Purchaser by an appropriate senior officer of Purchaser, certifying that the conditions specified in Sections 8.02(a) and 8.02(b) have been satisfied.

8.03        Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated hereby is also subject to the fulfillment or, if permitted by Law, written waiver by Purchaser, prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.

(i)           The Bank and Seller Fundamental Representations shall be true and correct in all respects (except for any de minimis inaccuracy) as of the Closing as though made on and as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).

(ii)          The representations and warranties of Bank set forth in Section 5.08(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing.

(iii)         All of the other representations and warranties of Seller and Bank set forth in Article IV and V shall be true and correct (read without giving effect to any limitation as to “materiality,” “Material Adverse Effect,” or any similar qualification contained in such representations and warranties, except: (x) the word “Material” in the defined term “Material Contract” and (y) the words “material” or “materially” in Sections 5.06(a), 5.09(a) and 5.17 (second sentence only)) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Performance of Obligations of Seller and Bank. Seller and Bank shall each have complied with (and performed) in all material respects all obligations and agreements required to be complied with (or performed) by Seller or Bank, as applicable, under this Agreement at or prior to the Closing.

(c)            Seller Officer Certificate. Purchaser shall have received a certificate dated as of the Closing Date and validly executed on behalf of Seller and Bank by an appropriate senior officer of Seller and Bank, as applicable, certifying that the conditions specified in Sections 8.03(a) and 8.03(b) have been satisfied.

8.04        Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 8.01, 8.02 or 8.03 to be satisfied if such failure was caused by, or resulted from, such Party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions as required by this Agreement.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.01        Survival.

(a)            The Fundamental Representations will survive the Closing Date and expire and terminate and be of no further force and effect at midnight New York City time on the date of the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) with respect to the subject matter of such representations and warranties or such other indemnification obligations (as the case may be). All of the other representations and warranties in Article IV, Article V and Article VI and the covenants in Section 7.01(a) will survive the Closing Date and expire and terminate and be of no further force and effect at midnight New York City time on the calendar day immediately preceding the date that is five-hundred forty-five (545) days after the Closing.

(b)            Any covenants of any Party in this Agreement (other than those in Section 7.01(a), which shall survive in accordance with the terms of Section 9.01(a)) to be performed (i) prior to the Closing, in whole or in part, will survive the Closing until the date that is thirty (30) days after the Closing, and (ii) after the Closing, in whole or in part, will survive the Closing in accordance with their terms.

(c)            Any claim for indemnity under this Agreement with respect to any breach of representations, warranties, covenants or agreements not made within the applicable periods specified in Section 9.01(a) and Section 9.01(b), as applicable, shall be deemed time-barred, and no such claim shall be made after the periods specified in Section 9.01(a) and Section 9.01(b), as applicable, except if written notice of a claim for indemnification under Section 9.01(a) or Section 9.01(b), as applicable, shall have been provided to Seller or Purchaser in accordance with Section 9.04(a) or Section 9.04(e), as applicable, within the applicable survival period and in good faith, then any representations, warranties, covenants or agreements that are the subject of such indemnification claim that would otherwise terminate as set forth above shall survive solely as to such claim until such time as such claim is fully and finally resolved.

9.02        Indemnification by Seller.

(a)           If the Closing occurs, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser from, against and in respect of any Losses actually suffered by Purchaser or any of its Affiliates or its or their directors, officers, employees (each in their capacity as such) (the “Purchaser Indemnified Parties”) as a result of arising from:

(i)            the failure of any Bank and Seller Fundamental Representation to be true and correct as of the date such representation or warranty was made (or was deemed made);

(ii)            the failure of any of the representations or warranties made by Seller or Bank in Article IV or V (other than the Bank and Seller Fundamental Representations and the representations and warranties in Section 5.15(b)) to be true and correct as of the date such representation or warranty was made (or was deemed made); and

(iii)            any breach or failure by Seller or, prior to the Closing, Bank to perform any of its covenants or agreements contained in this Agreement.

(b)           Seller shall not have any liability under Section 9.02(a)(ii) or Section 7.11(f) for Losses (i) for any individual claim (together with all other claims, if any, arising out of substantially similar facts, events and circumstances) less than $75,000 (the “De Minimis Amount”) and (ii) unless and until the aggregate amount of the indemnifiable Losses (excluding any claims that are not indemnifiable pursuant to Section 9.02(b)(i)) exceeds $9,600,000 and then only for Losses in excess of such amount (the “Deductible”); provided that in no event will the aggregate indemnification obligation of Seller pursuant to Section 9.02(a)(ii) (in the aggregate) exceed $72,000,000 (the “Indemnity Cap”). Notwithstanding the foregoing, in no event will the aggregate indemnification obligation of Seller pursuant to Section 9.02(a) exceed the Final Purchase Price.

(c)           For purposes of Section 9.02(a)(i) and Section 9.02(a)(ii), any qualification in the text of such representation or warranty as to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise, other than: (x) the word “Material” in the defined term “Material Contract,” (y) the qualification as to “Material Adverse Effect” contained in Section 5.08 and (z) the words “material” or “materially” in Sections 5.06(a), 5.09(a) and 5.17 (second sentence only)), will be disregarded for purposes of determining whether such representation or warranty was true and correct as of the date such representation or warranty was made (or was deemed made).

9.03        Indemnification by Purchaser.

(a)           If the Closing occurs, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller from, against and in respect of any Losses actually suffered by Seller or any of its Affiliates or its or their directors, officers, employees (each in their capacity as such) (the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, each an “Indemnified Party”) as a result or arising from:

(i)            the failure of any Purchaser Fundamental Representation to be true and correct as of the date such representation or warranty was made (or was deemed made);

(ii)            the failure of any of the representations or warranties made by Purchaser in Article VI (other than the Purchaser Fundamental Representations) to be true and correct as of the date such representation or warranty was made (or was deemed made);

(iii)            any breach or failure by Purchaser or, at or following the Closing, Bank to perform any of its covenants or agreements contained in this Agreement; and

(iv)            Purchaser’s or its Affiliate’s operation of Bank or its business or assets and liabilities following the Closing.

(b)           Purchaser will not have any liability under Section 9.03(a)(ii) or Section 7.11(f) for any Losses (i) for any individual claim (together with all other claims, if any, arising out of substantially similar facts, events and circumstances) less than the De Minimis Amount and (ii) unless and until the aggregate amount of the indemnifiable Losses (excluding any claims that are not indemnifiable pursuant to Section 9.03(b)(i)) exceeds the Deductible, and then only for Losses in excess of such amount; provided that in no event will the aggregate indemnification obligation of Purchaser pursuant to Section 9.03(a)(ii) (in the aggregate) exceed the Indemnity Cap. Notwithstanding the foregoing, in no event will the aggregate indemnification obligation of Purchaser pursuant to Section 9.03(a) exceed the Final Purchase Price.

(c)           For purposes of Sections 9.03(a)(i) and 9.03(a)(ii), any qualification in the text of such representation or warranty as to materiality (whether by reference to “material,” “material adverse effect” or any similar qualification) will be disregarded for purposes of determining whether such representation or warranty was true and correct as of the date such representation or warranty was made (or was deemed made).

9.04        Indemnification Procedures.

(a)           In the event that any action, claim, dispute, investigation, suit or arbitration for which an Indemnifying Party may have liability to any Indemnified Party hereunder is threatened, commenced, asserted against or sought to be collected from any Indemnified Party by any Third Party (an “Asserted Liability”), the Indemnified Party shall promptly (but in any event within ten (10) Business Days after such Indemnified Party first becomes aware of the action, claim, investigation, dispute, suit or arbitration threatened, commenced, asserted against or sought to be collected from any Indemnified Party by any Third Party, or such shorter period of time within which a response or action may be required or advisable by counsel (taking into account the Indemnifying Party’s reasonably required time to prepare such response or action)) notify the Indemnifying Party of such Asserted Liability in writing of such Asserted Liability, the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable (which estimate shall not be conclusive of the final amount of such Asserted Liability), any other remedy sought thereunder and, to the extent available, any other then known material details or information pertaining thereto, including any written evidence or demand (the “Claim Notice”); except that no delay or failure on the part of the Indemnified Party in giving any Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder, unless, and only to the extent that, such delay or failure has an adverse and prejudicial effect on the rights available to the Indemnifying Party with respect to such Asserted Liability.

(b)           The Indemnifying Party shall have thirty (30) days from its receipt of a Claim Notice that complies with the requirements set forth herein (the “Notice Period”) to notify the Indemnified Party whether the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and with counsel of its own choosing, to assume and control the defense of an Asserted Liability; provided that in no event shall the Indemnifying Party assume control of the defense of, or settle, (i) any Asserted Liability that alleges, or seeks a finding or admission of, a violation of Law by the Indemnified Party or any of its Affiliates or in which the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or other non-monetary relief is sought against the Indemnified Party or its Affiliates, unless such Asserted Liability also alleges, or seeks a finding or admission of, a violation of Law by the Indemnifying Party or any of its Affiliates or in which the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or other non-monetary relief is sought against the Indemnifying Party or its Affiliates, in which case, (x) the Indemnifying Party and the Indemnified Party may each retain its own counsel at its own cost and expense and (y) neither such party may enter into any Settlement in respect of the portion of the Asserted Liability that alleges, or seeks a finding or admission of, a violation of Law by the other such party or any of its Affiliates or in which the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the other such party or any of its Affiliates, (ii) any Asserted Liability that would materially and adversely affect the ongoing business (including any dispute with any material customer, supplier or employee) of Bank, the Surviving Bank or any of its Subsidiaries or (iii) any Asserted Liability brought by, or on behalf of, a Governmental Authority having jurisdiction over the Indemnified Party or its Affiliates (any such Asserted Liability contemplated by the foregoing clauses (i) through (iii), an “Indemnified Party Defense Matter”). If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability, the Indemnifying Party shall not settle, compromise or offer to settle or compromise any such Asserted Liability or permit a default or consent to entry of any judgment or other Order resolving such Asserted Liability in whole or in part (each, a “Settlement”) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent may be withheld in the sole discretion of the Indemnified Party if such Settlement (A) is or relates to an Indemnified Party Defense Matter, (B) does not include from the claimant and such Indemnifying Party an unqualified release of the Indemnified Parties from all liability in respect of such Asserted Liability, (C) does not provide solely for the payment of money, which (subject to Sections 9.02(b) and 9.03(b)) shall be paid solely by the Indemnifying Party or (D) includes any admission of any liability or wrongdoing (including any violation of Law or Order) by any Indemnified Party. The Indemnified Party shall have a reasonable period to review and comment upon drafts of any documentation relating to any Settlement that the Indemnifying Party proposed to enter into, and the Indemnifying Party shall accept any such comments if reasonable.

(c)            If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability, for so long as the Indemnifying Party is contesting in good faith such Asserted Liability, (A) the Indemnifying Party shall have the sole right to control the defense of any Asserted Liability, including the appointment, removal or replacement of counsel at its sole reasonable discretion, and the filing (at its reasonable discretion) of any counterclaim as part of a defense strategy, and (B) the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, including by providing access to each other’s relevant business records and other documents and employees, it being understood that the reasonable and documented out-of-pocket costs and expenses of the Indemnified Party relating thereto shall be considered Losses attributable to the associated Asserted Liability. The Indemnified Party and the Indemnifying Party shall keep each other reasonably informed with respect to the status of such Asserted Liability. Notwithstanding the foregoing, the Indemnified Party shall have the right to settle any Asserted Liability in accordance with Section 9.04(d) that the Indemnifying Party shall have undertaken to defend if the Indemnified Party unconditionally releases the Indemnifying Party from any and all Losses as part of any such settlement and such settlement does not provide for injunctive or other non-monetary relief affecting the Indemnifying Party in any material manner or involve any admission of wrongdoing on the part of the Indemnifying Party. Notwithstanding an election by the Indemnifying Party to assume and control the defense of such Asserted Liability, (1) the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Asserted Liability (in each case, at the expense of the Indemnified Party), and (2) if there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, the Indemnified Party shall be entitled to retain its own counsel (at the expense of the Indemnifying Party), except that the Indemnifying Party shall not be obligated to pay costs, fees or expenses of more than one separate counsel for all Indemnified Parties, taken together.

(d)            If the Indemnifying Party (i) does not undertake to assume and control the defense against an Asserted Liability within the Notice Period or (ii) is not otherwise entitled to defend the Asserted Liability pursuant to Section 9.04(a) and Section 9.04(b) or (iii) after assuming the defense of an Asserted Liability, is not contesting in good faith such Asserted Liability, in each case, the Indemnified Party shall have the right to assume the defense and resolution of such Asserted Liability, and shall reasonably consult with the Indemnifying Party regarding the strategy for defense of such claim, it being understood that the Indemnified Party’s right to indemnification for an Asserted Liability shall not be adversely affected by assuming the defense of such Asserted Liability. The Indemnifying Party shall have no liability with respect to a Settlement entered into unless the Indemnified Party (i) unconditionally releases the Indemnifying Party from any and all Losses as part of any such settlement and such settlement does not provide for injunctive or other non-monetary relief affecting the Indemnifying Party in any material manner or involve any admission of wrongdoing on the part of the Indemnifying Party or (ii) obtains the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). If an Indemnified Party settles an Asserted Liability it is defending pursuant to this Section 9.04(c) in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Asserted Liability. The Indemnified Party and its counsel shall keep the Indemnifying Party informed of all developments relating to any such Asserted Liability, including by promptly (and not later than five (5) Business Days after the receipt thereof) providing copies of all relevant correspondence and documentation relating thereto.

(e)            In the event that any Indemnified Party has a claim against any Indemnifying Party under this Article IX for Losses not involving a claim by a Third Party that such Indemnified Party believes gives rise to a claim for indemnification in accordance with Section 9.02(a) or 9.03(a), the Indemnified Party shall promptly notify (but in any event within ten (10) Business Days of the Indemnified Party first becoming aware of the facts or circumstances underlying such potential claim) the Indemnifying Party of such facts, circumstances and/or Losses in a writing that meets the requirements set forth in Section 9.04, except that no delay or failure on the part of the Indemnified Party in giving any notice pursuant to this Section 9.04(e) shall relieve the Indemnifying Party of any indemnification obligation hereunder, unless, and only to the extent that, such delay or failure has an adverse and prejudicial effect on the rights available to the Indemnifying Party with respect to such claim.

9.05        Mitigation.

(a)            Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon and after obtaining knowledge of any event, set of facts, circumstance or occurrence that would reasonably be expected to give rise to any Loss that would reasonably be expected to give rise to an indemnity obligation pursuant to this Article IX, including by pursuing commercially reasonable rights and remedies available to such Indemnified Party against Third Parties (including with any insurance company in its capacity as an insurer) that are reasonably likely to result in a net reduction of Losses with respect to which such Indemnified Party may be entitled to indemnification hereunder.

(b)            If an Indemnifying Party makes any payment pursuant to this Article IX in respect of Losses for which an Indemnified Party has a right to recover against a Third Party (including any insurance company in its capacity as an insurer), such Indemnified Party shall use commercially reasonable efforts to seek recovery from such Third Party on such Indemnifying Party’s behalf and pay the amount of any such recovery to such Indemnifying Party; provided that such payment to the Indemnifying Party shall not exceed of the sum of any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of any claim arising out of such matter(s).

9.06        Damages Limitation.

(a)            Where one and the same set of facts, circumstances or events qualifies under more than one provision entitling an Indemnified Party to a claim or remedy under this Agreement, such Indemnified Party shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events.

(b)            Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article IX to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

9.07        Termination of Indemnification; Exclusive Remedy.

(a)            Other than in respect of (i) the right to seek specific performance pursuant to Section 11.10, (ii) claims in respect of Section 7.11 and (iii) claims in respect of Fraud, from and after Closing, the provisions of this Article IX shall be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims or disputes arising out of, attributable to, based upon, resulting from, or in connection with any breach, violation or inaccuracy of any representation or warranty or breach or nonperformance of any covenant, obligation or other agreement in this Agreement. Each Party hereby waives (on behalf of itself and its Affiliates), to the extent permitted by Law, any provision of Law to the extent that it would limit or restrict the agreements contained in this Section 9.07(a).

(b)            Unless otherwise required by Law, all amounts paid by Seller or Purchaser pursuant to this Article IX shall be treated for all Tax purposes as adjustments to the Final Purchase Price.

ARTICLE X

TERMINATION

10.01      Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)            by mutual written agreement of Purchaser and Seller;

(b)            by either Purchaser or Seller, by giving written notice of such termination to the other Party, if any condition set forth in Article VIII to such terminating Party’s obligations hereunder has not been satisfied or, to the extent permitted by Law, waived and the Closing shall not have occurred on or prior to December 15, 2021 (such date, as it may be extended pursuant to the provisions below, the “Outside Date”), except that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any Party if such Party’s breach or violation of any covenant or agreement contained in this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided that, if the Closing shall not have occurred prior to such date and all the conditions to Closing (other than the conditions set forth in Section 8.01(a)) shall have been satisfied or shall be capable of being satisfied at such time, Seller shall have the right (but not the obligation) to extend the Outside Date on one occasion by written notice to Purchaser to April 1, 2022, and such date, if and as so extended, shall be the Outside Date; provided that Seller shall extend the Outside Date so long as Purchaser has not breached or failed to perform its obligations under Section 7.02 of this Agreement prior to the Outside Date and Seller and Purchaser jointly agree in good faith the conditions set forth in Section 8.01(a) are reasonably capable of being satisfied, and that the Closing is reasonably expected to occur, on or prior to April 1, 2022;

(c)            by either Seller or Purchaser, by giving written notice of such termination to the other Party, if any (i) Requisite Regulatory Approval has been denied and such denial has become final and non-appealable, (ii) final and non-appealable Order enjoining or otherwise prohibiting the consummation of the Closing has been enacted, (iii) Law is enacted, issued, promulgated, enforced or entered, in each case, by any Governmental Authority of competent jurisdiction, that restrains, enjoins or otherwise prohibits or makes unlawful the Closing, in each case, except that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any Party if such Party’s breach or violation of any covenant or agreement contained in this Agreement shall have been the cause of, or shall have resulted in, such denial, such Order issuance or enactment of such Law;

(d)            by Purchaser, by giving written notice of such termination to Seller, if Seller or Bank has (i) breached any representation or warranty set forth in Article IV or V (or such representation or warranty becomes untrue or inaccurate) or (ii) breached or failed to perform any covenant or agreement contained in this Agreement, such that the condition set forth in Section 8.03(a) or 8.03(b) would not be satisfied and are not capable of being cured within the earlier of (A) thirty (30) days after written notice thereof is given by Purchaser to Seller and (B) the Outside Date (as such date may be extended in accordance with the terms of this Agreement); provided that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to Purchaser if Purchaser is then in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented or would (or would reasonably be expected to) prevent the satisfaction of any condition set forth in Sections 8.01, 8.02(a) or 8.02(b); or

(e)            by Seller, by giving written notice of such termination to Purchaser, if Purchaser has (i) breached any representation or warranty set forth in Article VI (or any such representation or warranty becomes untrue or inaccurate) or (ii) breached or failed to perform any covenant or agreement contained in this Agreement, such that the condition set forth in Sections 8.02(a) or 8.02(b) would not be satisfied and are not capable of being cured within the earlier of (A) thirty (30) days after written notice is given by Seller to Purchaser and (B) the Outside Date (as such date may be extended in accordance with the terms of this Agreement); provided that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to Seller if Seller is then in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented or would (or would reasonably be expected to) prevent the satisfaction of any condition set forth in Sections 8.01, 8.03(a) or 8.03(b).

10.02      Effect of Termination. If this Agreement is terminated in accordance with Section 10.01, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or their respective Affiliates, directors, officers, employees, shareholders, partners, agents or other representatives in connection with this Agreement, except that (a) the obligations of the Parties contained in Section 7.06(a) (other than Section 7.07(c)) and this Section 10.02 and Article XI and any relevant definitions shall survive any termination of this Agreement and (b) termination will not relieve any Party from liability or damages arising out of its Fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

ARTICLE XI

MISCELLANEOUS

11.01      Waiver; Amendment. Any provision of this Agreement may be amended, supplemented, restated, modified or waived only in signed writing, in the case of any (i) amendment, supplement, modification or restatement, by the Parties, or (ii) waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.02      Counterparts. This Agreement may be executed in multiple counterparts (including by electronic means such as “.pdf” or “.jpg” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument, it being understood that all Parties need not sign the same counterpart.

11.03      Governing Law. This Agreement, and all claims, disputes, controversies, actions, litigations, causes of action or proceedings that may be based upon, arise out of, relate to, result from or be in connection with this Agreement or the negotiation, execution, administration, performance or enforcement of this Agreement (whether in contract, tort or otherwise), shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the Laws of another jurisdiction; provided that matters concerning the internal corporate affairs of Bank or Purchaser that are required, pursuant to applicable Law, to be governed by the Laws of the State of Utah or the Laws of the State of Alabama shall be so governed thereby.

11.04      Venue for Resolution of Disputes.

(a)            Each Party agrees that it shall bring any claims, disputes, controversies, actions, litigations, causes of action or proceedings based upon, arising out of, related to, resulting from or in connection with this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise), exclusively in the Delaware Chancery Court (or, if such court does not have jurisdiction over such matter, any federal court located in the State of Delaware or other Delaware state court) (the “Chosen Courts”).

(b)            In connection with any claims, disputes, controversies, actions, litigations, causes of action or proceedings based upon, arising out of, related to, resulting from or in connection with this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise), each Party irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (A) to laying venue in any such matter in the Chosen Courts, including any objection based on its place of incorporation or domicile and (B) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iii) waives and agrees not to plead or claim in any court that any such matter brought in any Chosen Court has been brought in an inconvenient forum or that such Party is not subject to personal jurisdiction in the Chosen Courts. Each Party consents and agrees that service of process, summons, notice or document for any claim, dispute, controversy, action, litigation, causes of action or proceeding permitted hereunder in the manner provided for the giving of notices pursuant to Section 11.08. Nothing in this Section 11.04(b) shall affect the right of any Party to serve process in any other manner permitted by Law.

11.05       WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, CONTROVERSY, ACTION, CAUSE OF ACTION OR PROCEEDING THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY CLAIM, DISPUTE, CONTROVERSY, ACTION, CAUSE OF ACTION OR PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, RESULTING FROM OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, DISPUTE, CONTROVERSY, ACTION, CAUSE OF ACTION OR PROCEEDING SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) THE OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.05. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.06       Assignment. No Party may assign, transfer or sublicense, in whole or in part, any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted or purported assignment in contravention of this Section 11.06 shall be null and void.

11.07       Expenses. Except as otherwise expressly set forth herein, each Party shall pay its own costs, fees and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement and the consummation of the transactions contemplated hereby and the negotiations leading up to this Agreement, whether or not the transactions contemplated hereby are consummated.

11.08       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email (provided that no “error message” or other notification of non-delivery is generated) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address, number or email address as a Party (or its counsel indicated below) may have specified by notice given to the other Party):

If to Seller or, prior to the Closing, Bank, to:

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201
Attention:         Kelly M. Hall
Email:                Kelly.Hall@cmsenergy.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:         Sven Mickisch
Telephone:       (212) 735-3554
Email:                sven.mickisch@skadden.com

If to Purchaser or, at or after the Closing, Bank, to:

Regions Bank

1900 Fifth Avenue

North Birmingham, Alabama 35203
Attention:         David J. Turner Jr.; Chad Lopes
Email:                david.turner@regions.com; chad.lopes@regions.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street, Room 3132
New York, New York 10004
Attention: Jared M. Fishman
Fax: (212) 291-9280
Email: fishmanj@sullcrom.com

11.09       Entire Understanding. All Exhibits and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits and Schedules hereto, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the Parties with respect to the subject matter hereof), except for the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

11.10       Specific Performance. If any of the provisions of this Agreement were not to be performed as required by their specific terms (or were to be otherwise breached), irreparable damage may occur, no adequate remedy at law would exist and damages may be difficult to determine. Therefore, each Party shall be entitled to seek an injunction to prevent breaches and threatened breaches, and to seek specific performance of the terms, of this Agreement, in addition to any other remedy at Law, equity or otherwise. The Parties agree not to seek, and to waive, any and all (a) defenses that a remedy at law would be adequate, and (b) requirements for securing or posting of a bond in connection with the other Party’s seeking or obtaining any relief pursuant to this Section 11.10. The equitable remedies described in this Section 11.10 shall be in addition to, and not in lieu of, any other remedies at law, in equity or otherwise that the Parties may elect to pursue.

11.11       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or circumstance, is found by any Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision, or the application thereof, in any other jurisdiction.

11.12       Parties in Interest. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Other than as expressly set forth in (a) Sections 7.15 and 7.16 (only with respect to matters expressly contemplated therein), (b) Section 9.02(a) and 9.03(a) (only in respect of the matters contemplated therein) and (c) Section 11.14, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, powers, obligations or liabilities under or by reason of this Agreement upon any Person (other than the Parties and their successors or assigns).

11.13       Payments. All payments made pursuant to this Agreement, unless otherwise indicated, will be made by wire transfer of dollars in immediately available funds.

11.14       Privileged Communication; Privilege.

(a)            All communications involving attorney-client privilege, attorney work product, legal advice and any other expectation of client confidentiality, in any form or format whatsoever, among Seller or its Affiliates (collectively, the “Seller Parties”) with respect to the evaluation, negotiation, documentation, execution, delivery, consummation and performance of this Agreement and the transactions contemplated hereby or any other sale transaction involving Bank (only to the extent such communications relate to the evaluation, negotiation, documentation, execution, delivery, consummation and performance of this Agreement and the transactions contemplated hereby or any other sale transaction involving Bank), shall be deemed to be privileged communications between the Seller Parties, on the one hand, and the Seller Parties’ counsel, including their respective internal counsel and Skadden, on the other hand (the “Privileged Communications”). All files, attorney notes, drafts or other documents in the Seller Parties’ counsel’s possession (whether written, electronic or otherwise) that are Privileged Communications shall be the property of Seller.

(b)            Privileged Communications shall not be disclosed or used by (or on behalf of) the Purchaser or its Affiliates in connection with any actual, threatened or potential Action, directly or indirectly, arising out of, relating to, resulting from or in connection with this Agreement and the transactions contemplated hereby. The rights and privileges of the Privileged Communications shall be controlled, and waiver thereto may only be approved, by Seller in its sole and absolute discretion. The Seller Parties’ counsel shall have no duty, and neither Purchaser nor its Affiliates may request Seller Parties’ counsel, to disclose any Privileged Communications to Purchaser or any of its Affiliates or Representatives. Purchaser agrees not to (and to cause its Affiliates not to) knowingly search for or use any Privileged Communications existing on Bank’s electronic backup systems, e-mail archives or other books and records following the Closing. The existence of any Privileged Communications in Bank’s possession following the Closing shall not be deemed a waiver of the privilege related to such Privileged Communications and the Parties shall take all commercially reasonable steps necessary to ensure such privilege shall survive the Closing.

(c)            In the event there is a dispute between Purchaser and a Third Party, Purchaser may assert privilege against such Third Party with respect to the Privileged Communications but Purchaser may not waive such privilege without the prior written consent of the Seller. If Purchaser is required by any Action or Governmental Authority to disclose any Privileged Communications, notwithstanding anything herein to the contrary, Purchaser shall promptly notify Seller (to the extent permissible under Law and practicable under the circumstances) prior to furnishing such information.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CMS ENERGY CORPORATION

By:	/s/ Garrick Rochow
Name: Garrick Rochow
Title: President and Chief Executive Officer

ENERBANK USA

By:	/s/ Charles Knadler
Name: Charles Knadler
Title: President and Chief Executive Officer

REGIONS BANK

By:	/s/ John M. Turner, Jr.
Name: John M. Turner, Jr.
Title: President and Chief Executive Officer